Exhibit 2.2

EXECUTION VERSION

EMPLOYEE MATTERS AGREEMENT

i

	(b) Transfer of Bargaining Unit 401(k) Plan Assets	21
	(c) Continuation of Elections	21

SECTION 7 SPRINT RETAINED LIABILITIES AND EMPLOYMENT AGREEMENTS		21

7.1	SPRINT EDCP.	21
7.2	OTHER SPRINT LIABILITIES.	21
7.3	EMPLOYMENT AGREEMENTS.	21

SECTION 8 RETIREE MEDICAL COVERAGE		22

SECTION 9 HEALTH AND WELFARE PLANS		22

9.1	ADOPTION OF HEALTH AND WELFARE PLANS.	22
	(a) Adoption of the Embarq Welfare Plans	22
	(b) Terms of Participation in Embarq Welfare Plans	22
	(c) Continuation of Elections	23
9.2	LIABILITIES FOR CLAIMS	23
	(a) Embarq Employees and Former Embarq Employees.	23
	(b) Delayed Transfer Employees.	23
	(c) Sprint Liabilities.	24
	(d) Cooperation.	24

SECTION 10 REIMBURSEMENT ACCOUNT PLANS		24

10.1	PLANS	24
10.2	CASH TRANSFERS.	24

SECTION 11 COBRA		25

11.1	EMBARQ PARTICIPANTS	25
11.2	DELAYED TRANSFER EMPLOYEES	25

SECTION 12 SHORT TERM AND LONG TERM DISABILITY		25

SECTION 13 WORKERS’ COMPENSATION		26

13.1	TREATMENT OF WORKERS’ COMPENSATION CLAIMS	26
	(a) Sprint WC Claims	26
	(b) Embarq WC Claims	26
	(c) When WC Claims Made	26
13.2	COLLATERAL	26
13.3	RETRO POLICY TRUE-UPS	26
13.4	NOTIFICATION OF GOVERNMENTAL AUTHORITIES	26
13.5	ASSIGNMENT OF CONTRIBUTION RIGHTS	27
13.6	RESOLUTION OF DISPUTES	27

SECTION 14 SEPARATION PLAN AND VOLUNTARY SEPARATION PLAN		27

14.1	ESTABLISHMENT OF EMBARQ SEPARATION PLANS	27
14.2	ASSUMPTION OF SEVERANCE LIABILITIES	27
14.3	SEVERANCE BENEFITS	27
14.4	EFFECT OF THE SEPARATION ON SEVERANCE	27

SECTION 15 CASH RETENTION PLAN		28

SECTION 16 ANNUAL INCENTIVE PLANS		28

SECTION 17 EQUITY INCENTIVE PLANS		29

17.1	EQUITY INCENTIVE AWARDS	29
17.2	TREATMENT OF OUTSTANDING SPRINT OPTIONS	29
	(a) Sprint Employees	29
	(b) Embarq Employees	29
	(c) Delayed Transfer Employees	30
	(d) 409A	30
	(e) Restriction on Exercisability of Options	30
17.3	TREATMENT OF OUTSTANDING SPRINT RESTRICTED STOCK	31
17.4	TREATMENT OF OUTSTANDING RESTRICTED STOCK UNITS	31
	(a) General Rule	31
	(b) Legacy Nextel Employee	31
	(c) Specified Embarq Executive	31
17.5	LIABILITIES FOR SETTLEMENT OF AWARDS.	32
	(a) Settlement of Outstanding Sprint Restricted Stock	32
	(b) Settlement of Outstanding Embarq Restricted Stock	32
	(c) Settlement of Outstanding Sprint RSUs	32
	(d) Settlement of Outstanding Embarq RSUs	32
	(e) Settlement of Sprint Options	32
	(f) Settlement of Embarq Options	32
	(g) Tax Responsibilities	32
17.6	DETRIMENTAL CONDUCT PROVISIONS	32
17.7	SEC REGISTRATION	33
17.8	EMBARQ EMPLOYEES	33

SECTION 18 OUTSTANDING FOUNDERS’ GRANTS		33

SECTION 19 CAROLINA VEBA AND TEXAS TRUST		34

19.1	CAROLINA VEBA.	34
19.2	TEXAS TRUST.	34

SECTION 20 PAID TIME OFF AND PAYROLL		34

20.1	PAID TIME OFF	34
20.2	PAYROLL	34

SECTION 21 TAX AND ADMINISTRATIVE MATTERS		35

SECTION 22 INDEMNIFICATION		35

SECTION 23 GENERAL AND ADMINISTRATIVE		35

23.1	SHARING OF INFORMATION	35
23.2	TRANSFER OF PERSONNEL RECORDS AND AUTHORIZATIONS	35
23.3	REASONABLE EFFORTS/COOPERATION	36
23.4	EMPLOYER RIGHTS	36
23.5	NO THIRD-PARTY BENEFICIARIES	36
23.6	CONSENT OF THIRD PARTIES	36
23.7	BENEFICIARY DESIGNATION/RELEASE OF INFORMATION/RIGHT TO REIMBURSEMENT	36
23.8	NOT A CHANGE IN CONTROL	37
23.9	NO NOVATION	37

SECTION 24 MISCELLANEOUS		37

24.1	EFFECT IF DISTRIBUTION DOES NOT OCCUR	37
24.2	RELATIONSHIP OF PARTIES	37
24.3	INDIRECT ACTION	37
24.4	NOTICES	37
24.5	ENTIRE AGREEMENT	38
24.6	AMENDMENTS AND WAIVERS	38
24.7	GOVERNING LAW	38
24.8	HEADINGS	38
24.9	COUNTERPARTS	38
24.10	ASSIGNMENT	38
24.11	SEVERABILITY	38

SCHEDULES	SECTION
Schedule A	Delayed Transfer Employee
Schedule B	Former Embarq Employee
Schedule C	Section 3.2(b)(i)
Schedule D	Section 5
Schedule E	Section 7.3
Schedule F	Section 9.1(a)
Schedule G	Section 13.1(b)
Schedule H	Section 15.1
Schedule I	Section 21

May 17, 2006

EMPLOYEE MATTERS AGREEMENT

This Employee Matters Agreement (the “Agreement”), dated as of May 17, 2006 is by and between Sprint Nextel Corporation, a Kansas corporation (“Sprint”), and Embarq Corporation, a Delaware corporation (“Embarq”).

WHEREAS, the Board of Directors of Sprint has determined that it is in the best interests of Sprint to separate the Embarq Business and the Sprint Business into two independent public companies on the terms and subject to the conditions set forth in the Separation and Distribution Agreement;

WHEREAS, in furtherance of the foregoing, Sprint has announced its intention to distribute all of the shares of Embarq Common Stock owned by Sprint to the holders of Sprint Common Stock by means of the Distribution;

WHEREAS, in furtherance of the foregoing, Sprint and Embarq have entered into a Separation and Distribution Agreement, dated as of May 1, 2006, (the “Separation and Distribution Agreement”), and other Ancillary Agreements that will govern certain matters relating to the Separation and the relationship among the Sprint Group and the Embarq Group prior to and following the Distribution; and

WHEREAS, pursuant to the Separation and Distribution Agreement, Sprint and Embarq have agreed to enter into this Agreement for the purpose of allocating Assets, Liabilities and responsibilities with respect to certain employee compensation and benefit plans and programs between and among them.

NOW, THEREFORE, in consideration of the premises and of the respective agreements and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

SECTION 1

DEFINITIONS

1.1 DEFINITIONS. Capitalized terms used, but not defined in this Agreement, shall have the meanings assigned to such terms in the Separation and Distribution Agreement. The following terms shall have the following meanings:

“Actuary” means Watson Wyatt & Company or any other actuarial firm mutually agreed upon by Sprint and Embarq who will perform the calculations required by Section 3 of this Agreement.

“Agreement” shall have the meaning set forth in the preamble to this Agreement.

“Bargaining Unit 401(k) Plans” means the Embarq Bargaining Unit 401(k) Plan and the Centel Retirement Savings Plan for Bargaining Unit Employees.

“Bargaining Unit 401(k) Assets” shall have the meaning set forth in Section 6.2(b) of this Agreement.

“Benefit Plan” means, with respect to an entity, each plan, program, arrangement, agreement or commitment (whether written or unwritten, formal or informal) that is an employment, consulting, non-competition or deferred compensation agreement, or an executive compensation, incentive bonus or other bonus, employee pension, profit sharing, savings, retirement, supplemental retirement, stock option, stock purchase, stock appreciation rights, restricted stock, other equity-based compensation, severance pay, salary continuation, life, health, hospitalization, sick leave, vacation pay, disability or accident insurance plan, corporate-owned or key-man life insurance or other employee benefit plan, program, arrangement, agreement or commitment, (1) including any “employee benefit plan” (as defined in Section 3(3) of ERISA), sponsored or maintained by such entity (or to which such entity contributes or is required to contribute or has any liabilities, directly or indirectly, contingent or fixed) and (2) excluding any Indemnification Obligations.

“Centel Compensation Programs” means (i) the Centel Directors Retirement Plan, (ii) the Centel Augmented Pension Plan, (iii) the Centel Defined Benefit Restoration Plan, (iv) the Centel Matched Deferred Salary Plan, (v) the Centel Directors Deferred Compensation Plan, (vi) the John P. Frazee Trust, (vii) the Wilson B. Garnet Trust, (viii) the Robert C. Reuss Trust, and (ix) those certain contracts to provide retirement benefits to Walt Zurawski and Lincoln Perley.

“COBRA” means the continuation coverage requirements for “group health plans” under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Code Section 4980B and Sections 601 through 608 of ERISA, and any similar purpose state group health plan continuation Law.

“Deferred Share” means an award granted pursuant to Section 7 of the Nextel Equity Plan.

“Delayed 401(k) Assets” shall have the meaning set forth in Section 6.1(b)(ii) of this Agreement.

“Delayed Price Ratio” means, with respect to a Delayed Transfer Employee, the quotient obtained by dividing (i) the official NYSE only closing price for Embarq Common Stock on the last Trading Day on the NYSE immediately before such Delayed Transfer Employee’s Transfer Date by (ii) the official NYSE only closing price for Sprint Common Stock on the last Trading Day on the NYSE immediately before such Delayed Transfer Employee’s Transfer Date.

“Delayed Share Ratio” means, with respect to a Delayed Transfer Employee, the quotient obtained by dividing (i) the official NYSE only closing price for Sprint Common Stock on the last trading day on the NYSE immediately before such Delayed Transfer Employee’s Transfer Date by (ii) the official NYSE only closing price for Embarq Common Stock on the last Trading Day on the NYSE immediately before such Delayed Transfer Employee’s Transfer Date.

“Delayed Transfer Calculation Date” shall have the meaning set forth in Section 3.3(b)(i) of this Agreement.

“Delayed Transfer Employees” means those Sprint Employees named in Schedule A (which Schedule A may be amended in writing by mutual agreement of the Parties at any time prior to the first anniversary of the Distribution Date), who are considered by the Parties to be important to the Embarq Business and whose transfer from the Sprint Group to the Embarq Group in connection with the Separation will be delayed, due to certain business constraints, until after the Distribution Date but prior to the first anniversary of the Distribution Date (or such later date as mutually agreed to by the Parties).

“Delayed Transfer Embarq Option” shall have the meaning set forth in Section 17.2(c)(ii) of this Agreement.

“Detrimental Conduct Provisions” means the provisions set forth in Section 14(f) of the Sprint 1997 Long-Term Incentive Program and any similar provision in any other Sprint Stock Plan or in the Embarq Equity Incentive Plan and any other provision incorporated in any award under the Sprint Stock Plans or the Embarq Equity Incentive Plan (or in any agreement between any individual and Sprint or any member of the Sprint Group or Embarq or any member of the Embarq Group) which entitles Sprint or Embarq, as applicable, to terminate any award thereunder.

“Embarq” shall have the meaning set forth in the Preamble to this Agreement.

“Embarq Bargaining Unit 401(k) Plan” shall have the meaning set forth in Section 6.2(a) of this Agreement.

“Embarq Benefit Plan” means any Benefit Plan sponsored, maintained or contributed to by any member of the Embarq Group including, without limitation, the Embarq Retirement Pension Plan, the Embarq 401(k) Plan, the Bargaining Unit 401(k) Plans, the Embarq Reimbursement Account Plan, the Embarq SERP, the Embarq Separation Plans, the Embarq Retiree Medical Plan and the Embarq Welfare Plans, and any Benefit Plan assumed or adopted by any member of the Embarq Group.

“Embarq Committee” means the compensation committee of the Board of Directors of Embarq.

“Embarq Employee” means any individual who immediately before and immediately after the Distribution Date is employed by Embarq or any member of the Embarq Group as a common law employee, including active employees and employees on vacation, approved leave of absence or serial severance.

“Embarq Employee Stock Purchase Plan” means the Embarq Corporation Employee Stock Purchase Plan.

“Embarq Equity Incentive Plan” means the Embarq Corporation 2006 Equity Incentive Plan.

“Embarq Fidelity Trust” means the trust which is part of the Embarq 401(k) Plan and the Bargaining Unit 401(k) Plans as effective as of the Distribution Date.

“Embarq 401(k) Plan” shall have the meaning set forth in Section 6.1(a) of this Agreement.

“Embarq 401(k) Assets” shall have the meaning set forth in Section 6.1(b)(i) of this Agreement.

“Embarq 401(k) Participants” shall have the meaning set forth in Section 6.1(a) of this Agreement.

“Embarq KMBP” shall have the meaning set forth in Section 5.1 of this Agreement.

“Embarq Master Trust” means the trust which is part of the Embarq Retirement Pension Plan.

“Embarq Option” shall have the meaning set forth in Section 17.2(b) of this Agreement.

“Embarq Participant” means any individual who, immediately following the Distribution Date, is an Embarq Employee, a Former Embarq Employee, or a beneficiary, dependent or alternate payee of an Embarq Employee or Former Embarq Employee.

“Embarq Plan Participants” shall have the meaning set forth in Section 3.1 of this Agreement.

“Embarq Price Ratio” means the quotient obtained by dividing the Embarq Stock Value by the Sprint Pre-Distribution Stock Value.

“Embarq Reimbursement Account Plans” shall have the meaning set forth in Section 10.1 of this Agreement.

“Embarq Retiree Medical Plan” shall have the meaning set forth in Section 8 of this Agreement.

“Embarq Retiree Medical Plan Participants” shall have the meaning set forth in Section 8 of this Agreement.

“Embarq Retirement Pension Plan” shall have the meaning set forth in Section 3.1 of this Agreement.

“Embarq Restricted Stock” means a grant of restricted stock made under the Embarq Equity Incentive Stock Plan pursuant to Section 17.3 of this Agreement.

“Embarq RSU” means a grant of a restricted stock unit made under the Embarq Equity Incentive Plan pursuant to Section 17.4 of this Agreement.

“Embarq Separation Plans” shall have the meaning set forth in Section 14.1 of this Agreement.

“Embarq SERP” shall have the meaning set forth in Section 4.1 of this Agreement.

“Embarq Service Plans” means, collectively, the Embarq Retirement Pension Plan, the Embarq 401(k) Plan, the Bargaining Unit 401(k) Plans and the Embarq Separation Plans.

“Embarq Share Ratio” means the quotient obtained by dividing the Sprint Pre-Distribution Stock Value by the Embarq Stock Value.

“Embarq Stock Value” means the official NYSE only closing price for Embarq Common Stock trading “when issued” on the last Trading Day on the NYSE immediately before the Distribution Time.

“Embarq Welfare Plans” shall have the meaning set forth in Section 9.1(a) of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Retirement Pension Plan Transfer Amount” shall have the meaning set forth in Section 3.2(b)(ii) of this Agreement.

“Final Delayed Transfer Amount” shall have the meaning set forth in Section 3.3(b)(ii) of this Agreement.

“Final Delayed Transfer Date” shall have the meaning set forth in Section 3.3(b)(iii) of this Agreement.

“Final Retirement Pension Plan Transfer Amount” shall have the meaning set forth in Section 3.2(b)(v) of this Agreement.

“Final Transfer Date” shall have the meaning set forth in Section 3.2(b)(vi) of this Agreement.

“Former Embarq Employee” means, as of the Distribution Date, any former employee of Sprint or a Subsidiary of Sprint, including individuals to whom long-term disability benefits are being paid under a Sprint Benefit Plan and retired, deferred vested, non-vested and other terminated individuals, (i) whose most recent active employment with Sprint or a Subsidiary of

Sprint was employment by the Embarq Group and whose active employment has ended on or before the Distribution Date or (ii) whose most recent active employment was with Sprint United Management Company and whose active employment has ended before the Distribution Date and who is named in Schedule B to this Agreement.

“Former Sprint Employee” means, as of the Distribution Date, any former employee of Sprint or a Subsidiary of Sprint, including individuals to whom long-term disability benefits are being paid under a Sprint Benefit Plan and retired, deferred vested, non-vested and other terminated individuals, other than a Former Embarq Employee.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.

“ITA Adjustment” shall have the meaning set forth in Section 3.2(b)(iv) of this Agreement.

“Indemnification Obligations” means, as of the Distribution Date, any Liabilities of Sprint or a Subsidiary of Sprint to indemnify any employee, officer, director, or agent, or to advance to such person expenses before a judicial or administrative determination that such person is entitled to indemnification, such Liabilities being memorialized or otherwise provided for in a separate agreement, Articles of Incorporation or Bylaws.

“Initial Cash Transfer” shall have the meaning set forth in Section 3.2(b)(iii) of this Agreement.

“Initial Transfer Amount” shall have the meaning set forth in Section 3.2(b)(iii) of this Agreement.

“Initial Transfer Date” shall have the meaning set forth in Section 3.2(b)(iii) of this Agreement.

“IRS” means the Internal Revenue Service.

“KMBP Assets” shall have the meaning set forth in Section 5.3 of this Agreement.

“Legacy Nextel Employee” shall have the meaning set forth in Section 17.4(b) of this Agreement.

“Nextel Equity Plan” means the Nextel Communications, Inc. Amended and Restated Incentive Equity Plan.

“NYSE” means the New York Stock Exchange.

“Outstanding Founders’ Grants” means awards of Sprint RSUs granted on August 12, 2005 to all employees and outside directors under the Sprint 1997 Long-Term Incentive Program.

“Participating Company” means Sprint or any Person (other than an individual) participating in a Sprint Benefit Plan.

“Plan Assets” means the assets of the Sprint Retirement Pension Plan allocable to pay the benefits accrued by Embarq Plan Participants as of the Distribution Date.

“Remaining Sprint Option” shall have the meaning set forth in Section 17.2(a) of this Agreement.

“Separation and Distribution Agreement” shall have the meaning set forth in the recitals to this Agreement.

“Specified Embarq Executive” shall have the meaning set forth in Section 17.4(c) of this Agreement.

“Sprint” shall have the meaning set forth in the Preamble to this Agreement.

“Sprint EDCP” means the Sprint Executive Deferred Compensation Plan.

“Sprint 401(k) Plan” means the Sprint Nextel 401(k) Plan.

“Sprint Bargaining Unit 401(k) Plan” means the Sprint Retirement Savings Plan for Bargaining Unit Employees.

“Sprint Benefit Plan” means any Benefit Plan sponsored, maintained or contributed to by Sprint or any Subsidiaries of Sprint including, without limitation, the Sprint Retirement Pension Plan, the Sprint 401(k) Plan, the Sprint Bargaining Unit 401(k) Plan, the Sprint Reimbursement Account Plans, the Sprint EDCP, the Sprint SERP, the Sprint Separation Plans, the Sprint Retiree Medical Plan, and the Sprint Welfare Plans.

“Sprint Committee” means the Human Capital and Compensation Committee of the Board of Directors of Sprint.

“Sprint Employee” means any individual who immediately before and immediately following the Distribution Date is employed by Sprint or any member of the Sprint Group as a common law employee, including active employees and employees on vacation, approved leave of absence or serial severance.

“Sprint Fidelity Trust” means the trust which is part of the Sprint 401(k) Plan and, until the date all of the Embarq 401(k) Assets and Bargaining Unit 401(k) Assets held in such trust have been transferred to the Embarq Fidelity Trust, the Bargaining Unit 401(k) Plans and the Embarq 401(k) Plan.

“Sprint KMBP” shall have the meaning set forth in Section 5.1 of this Agreement.

“Sprint Master Trust” means the trust which is part of the Sprint Retirement Pension Plan.

“Sprint Option” shall have the meaning set forth in Section 17.2(a) of this Agreement.

“Sprint Participant” means any individual who, immediately following the Distribution Date, is a Sprint Employee, a Former Sprint Employee or a beneficiary, dependent or alternate payee of any of the foregoing.

“Sprint Post-Distribution Stock Value” means the official NYSE only “ex-dividend” closing price for Sprint Common Stock on the last Trading Day on the NYSE immediately before the Distribution Time.

“Sprint Pre-Distribution Stock Value” means the official NYSE only “regular way” closing price for Sprint Common Stock on the last Trading Day on the NYSE immediately before the Distribution Time.

“Sprint Price Ratio” means the quotient obtained by dividing the Sprint Post-Distribution Stock Value by the Sprint Pre-Distribution Stock Value.

“Sprint Reimbursement Account Plans” shall have the meaning set forth in Section 10.1 of this Agreement.

“Sprint Restricted Stock” means a restricted stock award under any of the Sprint Stock Plans.

“Sprint RSU” means a restricted stock unit award under any of the Sprint Stock Plans.

“Sprint Separation Plans” means, collectively, the Sprint Separation Plan and the Sprint Voluntary Separation Plan.

“Sprint Service Plans” means, collectively, the Sprint Retirement Pension Plan, the Sprint 401(k) Plan, the Sprint Bargaining Unit 401(k) Plan and the Sprint Separation Plans.

“Sprint Share Ratio” means the quotient obtained by dividing the Sprint Pre-Distribution Stock Value by the Sprint Post-Distribution Stock Value.

“Sprint Stock Plans” means, collectively, the Sprint 1997 Long-Term Stock Incentive Program, the Sprint Management Incentive Stock Option Plan, the Nextel Equity Plan and any other stock option or stock incentive compensation plan or arrangement for employees, officers, or directors of Sprint, other than the Sprint Employees Stock Purchase Plan.

“Sprint Welfare Plans” shall have the meaning set forth in Section 9.1(a) of this Agreement.

“Sprint SERP” means the Sprint Supplemental Executive Retirement Plan.

“Trading Day” means the period of time during any given calendar day, commencing with the NYSE only opening price and ending with the NYSE only closing price, in which trading in shares of Sprint Common Stock or Embarq Common Stock is permitted and settled on the NYSE.

“Transfer Date” means, with respect to a Delayed Transfer Employee, the date that such Delayed Transfer Employee commences active employment with a member of the Embarq Group.

“True-Up Amount” shall have the meaning set forth in Section 3.2(b)(vi) of this Agreement.

“U.S.” means the United States of America.

“VEBA” shall have the meaning set forth in Section 19.1 of this Agreement.

“VEBA Trust” shall have the meaning set forth in Section 19.1 of this Agreement.

“WC Claim” shall have the meaning set forth in Section 13.1(a) of this Agreement.

1.2 GENERAL INTERPRETIVE PRINCIPLES. (a) Words in the singular shall include the plural and vice versa, and words of one gender shall include the other gender, in each case, as the context requires; (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement, and references to Section and Schedules are references to the Sections and Schedules to this Agreement unless otherwise specified; (c) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified; (d) any reference to any U.S. federal, state, or local statute or Law shall be deemed to also refer to all rules and regulations promulgated under such statute or Law, unless the context otherwise requires; and (e) except as otherwise provided herein, any reference to an Embarq Benefit Plan or a Sprint Benefit Plan shall be deemed to refer to any such plan as it may have been, or be, amended, restated or otherwise supplemented from time to time.

SECTION 2

GENERAL PRINCIPLES

2.1 ASSUMPTION AND RETENTION OF LIABILITIES; RELATED ASSETS.

(a) Sprint. As of the Distribution Date, except as otherwise expressly provided for in this Agreement, Sprint shall, or shall cause one or more members of the Sprint Group to, assume or retain, as applicable, and Sprint hereby agrees to pay, perform, fulfill and discharge, in due course in full (i) all Liabilities under all Sprint Benefit Plans, (ii) all Liabilities with respect to the employment, service, termination of employment or termination of service of all Sprint

Employees, Former Sprint Employees and their dependents and beneficiaries and (iii) any other Liabilities expressly assigned or allocated to Sprint or any member of the Sprint Group under this Agreement and Embarq shall have no responsibility for any such Liabilities.

(b) Embarq. As of the Distribution Date, except as otherwise expressly provided for in this Agreement, Embarq shall, or shall cause one or more members of the Embarq Group to, assume or retain, as applicable, and Embarq hereby agrees to pay, perform, fulfill and discharge, in due course in full (i) all Liabilities under all Embarq Benefit Plans, (ii) all Liabilities with respect to the employment, service, termination of employment or termination of service of all Embarq Employees, Former Embarq Employees and their dependents and beneficiaries and (iii) any other Liabilities expressly assigned or allocated to Embarq or any member of the Embarq Group under this Agreement, and Sprint shall have no responsibility for any such Liabilities. The assumption by Embarq of Liabilities under this Agreement shall not create any obligation on Embarq to reimburse Sprint for any Liabilities paid or discharged by Sprint before the Distribution Date.

(c) Reimbursements.

(i) From time to time after the Distribution Date, Embarq shall promptly reimburse Sprint, upon Sprint’s reasonable request and the presentation by Sprint of such substantiating documentation as Embarq shall reasonably request, for the cost of any Liabilities satisfied by Sprint or any member of the Sprint Group that are pursuant to this Agreement the responsibility of Embarq or any member of the Embarq Group.

(ii) From time to time after the Distribution Date, Sprint shall promptly reimburse Embarq, upon Embarq’s reasonable request and the presentation by Embarq of such substantiating documentation as Sprint shall reasonably request, for the cost of any Liabilities satisfied by Embarq or any member of the Embarq Group that are pursuant to this Agreement the responsibility of Sprint or any member of the Sprint Group.

2.2 EMBARQ PARTICIPATION IN SPRINT BENEFIT PLANS. Except as otherwise expressly provided for in this Agreement or as otherwise expressly agreed to in writing between the Parties, (i) effective as of the Distribution Date, Embarq and each member of the Embarq Group shall cease to be a Participating Company, and (ii) each (A) Embarq Participant and each other employee of the Embarq Group as of the Distribution Date, and (B) Delayed Transfer Employee, effective as of such Delayed Transfer Employee’s Transfer Date, shall cease to participate in, be covered by, accrue benefits under, be eligible to contribute to or have any rights under any Sprint Benefit Plan, and Sprint and Embarq shall take all necessary action to effectuate each such cessation.

2.3 COMPARABLE COMPENSATION AND BENEFITS. Except as otherwise agreed to in writing by Sprint, (i) with respect to an Embarq Employee, for the period commencing on the Distribution Date and ending on December 31, 2006, Embarq (acting directly or through a member of the Embarq Group) intends to provide such Embarq Employee with compensation opportunities (including, without limitation, salary, wages, commissions and bonus opportunities) and employee benefits that are in Embarq’s opinion, substantially comparable, in the aggregate, to the compensation opportunities and employee benefits to which such Embarq Employee was entitled to immediately prior to the Distribution Date and (ii) with respect to a Delayed Transfer Employee whose Transfer Date occurs prior to December 31, 2006, for the period commencing on such Delayed Transfer Employee’s Transfer Date and ending on December 31, 2006, Embarq (acting directly or through a member of the Embarq Group) intends to provide such Delayed Transfer Employee with compensation opportunities (including, without limitation, salary, wages, commissions and bonus opportunities) and employee benefits that are in Embarq’s opinion, substantially comparable, in the aggregate, to the compensation opportunities and employee benefits to which similarly situated Embarq Employees were entitled immediately prior to such Delayed Transfer Employee’s Transfer Date.

2.4 SERVICE RECOGNITION.

(a) Pre-Distribution Service Credit. Embarq shall give each Embarq Participant and Delayed Transfer Employee full credit for purposes of eligibility, vesting, determination of level of benefits, and, to the extent applicable, benefit accruals under any Embarq Benefit Plan for such Embarq Participant’s or Delayed Transfer Employee’s service with any member of the Sprint Group prior to the Distribution Date or applicable Transfer Date to the same extent such service was recognized by the corresponding Sprint Benefit Plan immediately prior to the Distribution Date or applicable Transfer Date; provided, however, that such service shall not be recognized to the extent that such recognition would result in the duplication of benefits under an Embarq Benefit Plan and a Sprint Benefit Plan.

(b) Post-Distribution Reciprocal Service Crediting. Each of Sprint and Embarq (acting directly or through members of the Sprint Group or the Embarq Group, respectively) shall cause each of the Sprint Service Plans and the Embarq Service Plans, respectively, to provide the following service crediting rules effective as of the Distribution Date:

(i) If Sprint and Embarq agree in writing to the transfer of a Sprint Employee (including a Delayed Transfer Employee) to a member of the Embarq Group, such Sprint Employee was a participant in any of the Sprint Service Plans and such transfer is effective prior to the first anniversary of the Distribution Date (or such later date as mutually agreed to in writing by the Parties) and such Sprint Employee is continuously employed by the Sprint Group from the Distribution Date through the date which comes immediately before such Sprint Employee commences active employment with a member of the Embarq Group, then such Sprint Employee’s service with the Sprint Group following the Distribution Date shall be recognized under the corresponding Embarq Service Plans for purposes of eligibility, vesting and level of benefits (other than benefit accruals under the Embarq Retirement Pension Plan), in each case to the same extent as such Sprint Employee’s service with the Sprint Group was recognized under the corresponding Sprint Service Plans; provided, however, that such service shall not be recognized to the extent that such recognition would result in the duplication of benefits under an Embarq Benefit Plan and a Sprint Benefit Plan.

(ii) Except as provided in Section 2.4(b)(i), if a Sprint Employee after the Distribution Date becomes employed by a member of the Embarq Group, then, except to the extent required by applicable Law, such individual’s service with the Sprint Group following the Distribution Date will not be recognized for any purpose under any Embarq Benefit Plan.

(iii) If Sprint and Embarq agree in writing to the transfer of an Embarq Employee to, or Delayed Transfer Employee back to, a member of the Sprint Group, such Embarq Employee or Delayed Transfer Employee was a participant in any of the Embarq Service Plans and such transfer is effective prior to the first anniversary of the Distribution Date (or such later date as mutually agreed to in writing by the Parties) and such Embarq Employee or Delayed Transfer Employee is continuously employed by the Embarq Group from the Distribution Date or Transfer Date, as applicable, through the date which comes immediately before such Embarq Employee or Delayed Transfer Employee commences active employment with a member of the Sprint Group, then such Embarq Employee’s or Delayed Transfer Employee’s service with the Embarq Group following the Distribution Date or Transfer Date, as applicable, shall be recognized under the appropriate Sprint Service Plans (other than the Sprint Retirement Pension Plan) for purposes of eligibility, vesting and level of benefits, in each case to the same extent as such Embarq Employee’s or Delayed Transfer Employee’s service with the Embarq Group was recognized under the corresponding Embarq Service Plans; provided, however, that such service shall not be recognized to the extent that such recognition would result in the duplication of benefits under an Embarq Benefit Plan and a Sprint Benefit Plan.

(iv) Except as provided in Section 2.4(b)(iii), if an Embarq Employee after the Distribution Date or a Delayed Transfer Employee after the applicable Transfer Date becomes employed by a member of the Sprint Group, then, except to the extent required by applicable Law, such individual’s service with the Embarq Group following the Distribution Date or Transfer Date, as applicable, will not be recognized for any purpose under any Sprint Benefit Plan.

2.5 APPROVAL BY SPRINT AS SOLE STOCKHOLDER; APPROVAL BY EMBARQ. Effective as of the Distribution Date, Embarq shall have (a) adopted (i) the Embarq Equity Incentive Plan which shall permit the issuance of long-term incentive awards that have material terms and conditions substantially similar to those long-term incentive awards issued under the Sprint 1997 Long-Term Stock Incentive Program and, with respect to grants made under Section 17 of this Agreement, the other Sprint Stock Plans, as applicable, and (ii) the Embarq Employee Stock Purchase Plan, and (b) filed and caused to be effective any and all registration statements and other reports or filings required to register shares for issuance under either such plan, including without limitation, by way of conversion pursuant to Sections 17.2(b) and 17.2(c)(ii) of this Agreement. The Embarq Equity Incentive Plan and the Embarq Employee Stock Purchase Plan shall be approved prior to the Distribution Date by Sprint as Embarq’s sole shareholder. Notwithstanding the foregoing, any awards granted under the Embarq Equity Incentive Plan or the Embarq Employee Stock Purchase Plan (including by way of conversion pursuant to Section 17.2(b) or 17.2(c)(ii) of this Agreement) shall be authorized and made by the Embarq Committee.

SECTION 3

SPRINT RETIREMENT PENSION PLAN

3.1 ESTABLISHMENT OF EMBARQ RETIREMENT PENSION PLAN. Effective as of the Distribution Date, Embarq shall, or shall have caused one or more members of the Embarq Group to, adopt a defined benefit pension plan and related trust to provide retirement benefits to Embarq Participants who immediately prior to the Distribution Date were participants in, or entitled to present or future benefits (whether or not vested) under, the Sprint Retirement Pension Plan (such defined benefit pension plan, the “Embarq Retirement Pension Plan” and such Embarq Participants, the “Embarq Plan Participants”). Embarq shall be responsible for taking appropriate action to adopt and administer the Embarq Retirement Pension Plan so that it is qualified under Section 401(a) of the Code and that the trust which is a part of such plan is exempt under Section 501(a) of the Code. Notwithstanding the foregoing, until the date of the Initial Cash Transfer, all benefits payable to Embarq Plan Participants (including benefits that have accrued under the Embarq Retirement Pension Plan following the Distribution Date) shall be paid on behalf of the Embarq Retirement Pension Plan from the Sprint Master Trust, and following the date of the Initial Cash Transfer, all benefits payable to Embarq Plan Participants (including benefits that have accrued under the Sprint Retirement Pension Plan) shall be paid from the Embarq Master Trust. Embarq (acting directly or through one or more members of the Embarq Group) shall be responsible for any and all Liabilities (including Liabilities for funding) and other obligations with respect to the Embarq Retirement Pension Plan.

3.2 EMBARQ PLAN PARTICIPANTS.

(a) Assumption of Sprint Retirement Pension Plan Liabilities. Subject to the Plan Asset transfer described in Section 3.2(b), Embarq (acting directly or through a member of the Embarq Group) hereby agrees to cause the Embarq Retirement Pension Plan effective as of the date of the Initial Cash Transfer to assume, and to fully perform, pay and discharge, all accrued benefits under the Sprint Retirement Pension Plan relating to all Embarq Plan Participants as of the Distribution Date (inclusive of benefits paid by the Sprint Retirement Pension Plan to Embarq Plan Participants following the Distribution Date, but prior to the date of the Initial Cash Transfer Date in accordance with Section 3.1).

(b) Transfer of Sprint Retirement Pension Plan Assets.

(i)     (A) The Parties agree that the Plan Assets and any related earnings or losses shall be determined and transferred to the Embarq Master Trust from the Sprint Master Trust in accordance with Section 414(l) of the Code, Treasury Regulation Section 1.414(l)-1, Section 208 of ERISA and the assumptions and valuation methodology which the Pension Benefit Guaranty Corporation would have used under Section 4044 of ERISA as of the Distribution Date as set forth in Schedule C to this Agreement.

(B) No later than thirty (30) days prior to the Distribution Date, Sprint and Embarq (acting directly or through members of the Sprint Group or the Embarq Group, respectively) shall, to the extent necessary, file an IRS Form 5310-A regarding the transfer of Plan Assets and Liabilities from the Sprint Retirement Pension Plan to the Embarq Retirement Pension Plan.

(ii) As soon as reasonably practicable following the Distribution Date, Sprint shall cause the Actuary to determine the estimated value, as of the Distribution Date, of the Plan Assets to be transferred pursuant to Section 3.2(b)(i)(A) of this Agreement to the Embarq Master Trust (the “Estimated Retirement Pension Plan Transfer Amount”).

(iii) The Sprint Master Trust shall transfer to the Embarq Master Trust (in a single transfer or in a series of transfers, as needed) an amount in cash which the Parties reasonably agree is at least sufficient to fund benefit payments reasonably projected to be required under the Embarq Retirement Pension Plan prior to the Initial Transfer Date (the “Initial Cash Transfer”), and the Initial Cash Transfer shall be made on or before the end of the ten (10) business day period which starts on the Distribution Date. Within thirty (30) business days (or such later time as mutually agreed to by the Parties) following the determination of the Estimated Retirement Pension Plan Transfer Amount, Sprint and Embarq (each acting directly or through the members of the Sprint Group or the Embarq Group, respectively) shall cooperate in good faith to cause an initial transfer of Plan Assets (the date of such transfer, the “Initial Transfer Date”) from the Sprint Master Trust to the Embarq Master Trust in an amount equal to ninety percent (90%) of the Estimated Retirement Pension Plan Transfer Amount minus the Initial Cash Transfer, adjusted to reflect earnings or losses during the period from the Distribution Date to the Initial Transfer Date (such amount, the “Initial Transfer Amount”). Such earnings or losses shall be determined based on the actual rate of return on the investments of the Sprint Master Trust for the period commencing on the Distribution Date and ending on the last day of the calendar month ending immediately prior to the Initial Transfer Date. Unless otherwise agreed to by the Parties in writing, Sprint shall satisfy its obligation pursuant to this Section 3.2(b)(iii) by causing the Sprint Master Trust to transfer Plan Assets in kind to the extent practicable equal to the Initial Transfer Amount consisting of a pro rata percentage (rounded up or down to the nearest whole lot or distributable unit) of all investments under the Sprint Retirement Pension Plan and to transfer the balance of the Initial Transfer Amount in cash.

(iv) Within thirty (30) days, or such other period of time as mutually agreed upon by Sprint and Embarq, following the Initial Transfer Date, Sprint shall cause the trustee of the Sprint Master Trust to calculate the earnings or losses on the investments of the Sprint Master Trust for the period commencing on the first day of the calendar month containing the Initial Transfer Date and ending on the Initial Transfer Date. The Initial Transfer Amount shall be hypothetically recalculated as if such earnings or losses had been credited to or debited against the Initial Transfer Amount and the difference between the Initial Transfer Amount and such recalculated amount shall be the “ITA Adjustment”.

(v) Within one hundred twenty (120) days, or such other period of time as agreed upon by Sprint and Embarq, following the Initial Transfer Date, Sprint shall cause the Actuary to calculate (in accordance with Section 3.2(b)(i)(A) of this Agreement) the final, verified value, as of the Distribution Date, of the Plan Assets to be transferred to the Embarq Master Trust, which shall be referred to herein as the “Final Retirement Pension Plan Transfer Amount.”

(vi) Within forty-five (45) days (or within such other period of time as agreed upon in writing by the Parties) of the determination of the Final Retirement Pension Plan Transfer Amount, Sprint shall cause the Sprint Master Trust to transfer to the Embarq Master Trust (the date of such transfer, the “Final Transfer Date”) an amount (the “True-Up Amount”), in accordance with Section 3.2(b)(vii), equal to (A) the sum of (1) the Final Retirement Pension Plan Transfer Amount and (2) if the ITA Adjustment reflects net earnings on the Initial Transfer Amount, the ITA Adjustment, minus (B) the sum of (1) the Initial Transfer Amount, (2) the amount of the Initial Cash Transfer, (3) if the ITA Adjustment reflects net losses on the Initial Transfer Amount, the ITA Adjustment (expressed as a positive number), and (4) the aggregate amount of payments made from the Sprint Master Trust on behalf of the Embarq Retirement Pension Plan to Embarq Plan Participants in order to satisfy any benefit obligation with respect to such Embarq Plan Participants during the period commencing on the Distribution Date and ending on the date of the Initial Cash Transfer; provided, that, the True-Up Amount shall be adjusted to reflect earnings or losses as described in Section 3.2(b)(vii); and provided, further, that in the event the sum of clauses (B)(1), (B)(2), (B)(3) and (B)(4) of this Section 3.2(b)(vi) is greater than the sum of clauses (A)(1) and (A)(2) of this Section 3.2(b)(vi), Sprint shall not be required to cause any such additional transfer and instead Embarq shall be required to cause a transfer of cash from the Embarq Master Trust to the Sprint Master Trust in amount equal to the amount by which the sum of clauses (B)(1), (B)(2), (B)(3) and (B)(4) of this Section 3.2(b)(vi) exceeds the sum of clauses (A)(1) and (A)(2) of this Section 3.2(b)(vi).

(vii) The True-Up Amount shall be transferred from the Sprint Master Trust to the Embarq Master Trust, and the transfer shall (unless otherwise agreed to by the Parties in writing) be made to the extent practicable in kind, consisting of a pro rata percentage (rounded up or down to the nearest whole lot or distributable unit) of all investments under the Sprint Retirement Pension Plan and the balance of the True-Up Amount shall be transferred in cash. The True-Up Amount shall be adjusted to reflect earnings or losses during the period from the Distribution Date to the Final Transfer Date. Such earnings or losses shall be determined based on the actual rate of return of the investments of the Sprint Master Trust for the period commencing on the Distribution Date and ending on the last calendar day of the month ending immediately prior to the Final Transfer Date.

(viii) Within thirty (30) days, or such other period of time as agreed upon by Sprint and Embarq, following the Final Transfer Date, Sprint shall cause the trustee of the Sprint Master Trust to calculate the earnings or losses on the investments of the Sprint Master Trust for the period commencing on the first day of the calendar month containing the Final Transfer Date and ending on the Final Transfer Date. The True-Up Amount shall be hypothetically recalculated as if such earnings or losses had been credited to or debited against the True-Up Amount. If, under such calculation, there were earnings on the True-Up Amount, the Sprint Master Trust shall transfer to the Embarq Master Trust an amount of cash equal to such hypothetical earnings. If, under such calculation, there were losses on the True-Up Amount, Embarq shall be required to cause a transfer of cash from the Embarq Master Trust to the Sprint Master Trust in an amount equal to such losses. The transfer required by this Section 3.2(b)(viii) shall be made within forty-five (45) days of the Final Transfer Date.

(c) Continuation of Elections. As of the Distribution Date, Embarq (acting directly or through a member of the Embarq Group) shall cause the Embarq Retirement Pension Plan to recognize all existing elections, including, but not limited to, beneficiary designations, payment form elections and rights of alternate payees under qualified domestic relations orders with respect to Embarq Plan Participants under the Sprint Retirement Pension Plan.

3.3 DELAYED TRANSFER EMPLOYEES.

(a) Assumption of Sprint Retirement Pension Plan Liabilities. Subject to the asset transfer described in Section 3.3(b) with respect to each Delayed Transfer Employee, effective as of such Delayed Transfer Employee’s Transfer Date, Embarq (acting directly or through members of the Embarq Group) shall cause the Embarq Retirement Pension Plan to assume, and to fully perform, pay and discharge, all benefits accrued under the Sprint Retirement Pension Plan relating to such Delayed Transfer Employee through such Delayed Transfer Employee’s Transfer Date. Each Delayed Transfer Employee shall receive service credit under the Embarq Retirement Pension Plan for service completed with Sprint or a member of the Sprint Group for the period commencing on January 1, 2006 and ending on such Delayed Transfer Employee’s Transfer Date but shall receive no credit under such plan for compensation paid by Sprint for such service.

(b) Transfer of Sprint Retirement Pension Plan Assets.

(i) The Parties agree that the assets of the Sprint Master Trust allocable to pay the benefits accrued by the Delayed Transfer Employees shall be transferred to the Embarq Master Trust in accordance with Section 3.2(b)(i)(A) of this Agreement. No later than thirty (30) days after the first anniversary of the Distribution Date (or such other date as mutually agreed to by the Parties) (the “Delayed Transfer Calculation Date”), Sprint and Embarq (acting directly or through members of the Sprint Group or the Embarq Group, respectively) shall, if then deemed necessary or appropriate, file an IRS Form 5310-A regarding the transfer of such assets and Liabilities from the Sprint Master Trust to the Embarq Master Trust with respect to the Delayed Transfer Employees.

(ii) No later than one hundred twenty (120) days, or such other period of time as agreed upon by Sprint and Embarq, following the Delayed Transfer Calculation Date, Sprint shall cause the Actuary to calculate (in accordance with Section 3.2(b)(i)(A) of this Agreement) the final, verified value of the assets to be transferred to the Embarq Master Trust with respect to the Delayed Transfer Employees, which amount shall be referred to as the “Final Delayed Transfer Amount.”

(iii) Within thirty (30) days following the determination of the Final Delayed Transfer Amount, Sprint shall cause the Sprint Master Trust to transfer to the Embarq Master Trust (the date of such transfer, the “Final Delayed Transfer Date”) an amount equal to the Final Delayed Transfer Amount, adjusted to reflect investment earnings or losses of the Sprint Master Trust during the period from the Delayed Transfer Calculation Date through the Final Delayed Transfer Date. Such investment earnings or losses shall be determined based on the actual investment rate of return on the assets of the Sprint Master Trust for the period commencing on the Delayed Transfer Calculation Date and ending on the last calendar day of the month ending immediately prior to the Final Delayed Transfer Date. Sprint shall satisfy its obligation pursuant to this Section 3.3(b)(iii) by causing the Sprint Master Trust to transfer assets in kind to the extent practicable equal to the Final Delayed Transfer Amount consisting of a pro rata percentage (rounded up or down to the nearest whole lot or distributable unit) of all investments under the Sprint Retirement Pension Plan and to transfer the balance of the Final Delayed Transfer Amount in cash.

(iv) Within thirty (30) days, or such other period of time as mutually agreed upon by Sprint and Embarq, following the Final Delayed Transfer Date, Sprint shall cause the trustee of the Sprint Master Trust to calculate the earnings and losses on the investments of the Sprint Master Trust for the period commencing on the first day of the calendar month containing the Final Delayed Transfer Date and ending on the Final Delayed Transfer Date. The Final Delayed Transfer Date Amount shall be hypothetically recalculated as if such earnings or losses had been credited to or debited against the Final Delayed Transfer Amount. If, under such calculation, there were earnings on the Final Delayed Transfer Amount, the Sprint Master Trust shall transfer to the Embarq Master Trust an amount of cash equal to such hypothetical earnings. If, under such calculation, there were losses on the Final Delayed Transfer Amount, Embarq shall be required to cause a transfer of cash from the Embarq Master Trust to the Sprint Master Trust in an amount equal to such losses. The transfer required by this Section 3.3(b)(iv) shall be made within forty-five (45) days of the Final Delayed Transfer Date.

(c) Continuation of Elections. As of each Delayed Transfer Employee’s Transfer Date, Embarq (acting directly or through a member of the Embarq Group) shall cause the Embarq Retirement Pension Plan to recognize all existing elections including beneficiary designations, payment form elections and rights of alternate payees under qualified domestic relations orders with respect to such Delayed Transfer Employee under the Sprint Retirement Pension Plan.

3.4 ALTERNATIVE PROCEDURES. Notwithstanding the foregoing provisions of this Section 3, the Parties acknowledge that the trustee for the Sprint Master Trust may propose alternative procedures for transferring (or accounting for the transfer of) Plan Assets and any related earnings and losses from the Sprint Master Trust to the Embarq Master Trust with respect to Embarq Plan Participants and Delayed Transfer Employees. The Parties agree to reasonably cooperate with each other and the trustee for the Sprint Master Trust to evaluate any such alternative procedures and, upon the written agreement of the Parties, may utilize such alternative procedures in lieu of the procedures set forth in the foregoing provisions of this Section 3; provided, however, that any such alternative procedures must (a) comply with applicable Law, and (b) provide for the transfer of Plan Assets and related earnings and losses in accordance with Section 414(1) of the Code, Treasury Regulation Section 1.414(1)-1, Section 208 of ERISA and the assumptions and valuation methodology which the Pension Benefit Guaranty Corporation would have used under Section 4044 of ERISA as of the Distribution Date as set forth on Schedule C of this Agreement.

SECTION 4

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

4.1 ADOPTION OF EMBARQ SERP. Effective as of the Distribution Date, Embarq as a part of the transfer of Plan Assets and Liabilities from the Sprint Retirement Pension Plan to the Embarq Retirement Pension Plan shall, or shall cause a member of the Embarq Group to, adopt the Sprint SERP with respect to the Embarq Plan Participants (the “Embarq SERP”) and, effective as of the Distribution Date, Embarq hereby agrees to cause the Embarq SERP to assume responsibility for all Liabilities and fully perform, pay and discharge all obligations, when such obligations become due, of the Sprint SERP with respect to all such Embarq Plan Participants. With respect to each Delayed Transfer Employee, effective as of such Delayed Transfer Employee’s Transfer Date, Embarq shall cause the Embarq SERP to assume, and to fully perform, pay and discharge, all Liabilities of the Sprint SERP with respect to such Delayed Transfer Employee. Embarq (acting directly or through a member of the Embarq Group) shall be responsible for any and all Liabilities (including Liabilities for paying benefits) and other obligations with respect to the Embarq SERP.

4.2 CONTINUATION OF ELECTIONS. As of the Distribution Date, Embarq (acting directly or through a member of the Embarq Group) shall cause the Embarq SERP to recognize any election with respect to the form of distribution then in effect with respect to any Embarq Plan Participants under the Sprint SERP. With respect to each Delayed Transfer Employee who participated in the Sprint SERP, effective as of such Delayed Transfer Employee’s Transfer Date, Embarq (acting directly or through a member of the Embarq Group) shall cause the Embarq SERP to recognize and maintain any election with respect to the form of distribution then in effect with respect to such Delayed Transfer Employee under the Sprint SERP.

SECTION 5

KEY MANAGEMENT BENEFIT PLAN

5.1 SPRINT KEY MANAGEMENT BENEFIT PLAN. Effective as of the Distribution Date, Embarq shall, or shall have caused one or more members of the Embarq Group to adopt the Sprint Key Management Benefit Plan (the “Sprint KMBP”), with respect to the Embarq Participants who immediately prior to the Distribution Date were participants (whether or not vested) in such plan (the “Embarq KMBP”) and who are shown on Schedule D to this Agreement. Embarq shall be responsible for taking all appropriate action to assume and administer the Embarq KMBP. Embarq (acting directly or through a member of the Embarq Group) shall be responsible for any and all Liabilities with respect to the Embarq KMBP.

5.2 ASSUMPTION OF SPRINT KMBP LIABILITIES. Effective as of the Distribution Date, Embarq (acting directly or through a member of the Embarq Group) hereby agrees to cause the Embarq KMBP to assume, and to fully perform, pay and discharge, all Liabilities of the Sprint KMBP relating to all Embarq Participants as of the Distribution Date which are set forth in Schedule D to this Agreement.

5.3 TRANSFER OF SPRINT KMBP ASSETS. The Parties agree the general Assets of Sprint shown in Schedule D to this Agreement (the “KMBP Assets”) shall be transferred by Sprint to Embarq as of the Distribution Date and that the KMBP Assets shall be held by Embarq as part of Embarq’s general Assets.

5.4 CONTINUATION OF ELECTIONS. As of the Distribution Date, Embarq (acting directly or through a member of the Embarq Group) shall cause the Embarq KMBP to recognize any election then in effect with respect to any Embarq Participant under the Sprint KMBP.

SECTION 6

401(K) PLANS

6.1 EMBARQ 401(k) PLAN.

(a) Establishment of the Embarq 401(k) Plan.

(i) Sprint established effective as of January 1, 2006 a defined contribution plan for the benefit of individuals, who were not represented by a collective bargaining agent, and who would have been Embarq Employees on such date if January 1, 2006 were the Distribution Date (the “Embarq 401(k) Participants”), and such plan has eligibility, contribution and vesting provisions which are the same as the eligibility, contribution and vesting provisions of the Sprint 401(k) Plan as in effect on December 31, 2005 (the “Embarq 401(k) Plan”). Each Delayed Transfer Employee shall receive service credit under the Embarq 401(k) Plan for service completed with Sprint or a member of the Sprint Group or for the period commencing on January 1, 2006 and ending on such Delayed Transfer Employee’s Transfer Date but shall receive no credit under such plan for compensation paid by Sprint for such service.

(ii) Sprint before the Distribution Date shall be responsible for taking all appropriate action to establish and administer the Embarq 401(k) Plan so that it is qualified under Section 401(a) of the Code and that the Sprint Fidelity Trust which is a part of such plan is exempt under Section 501(a) of the Code. Embarq on the Distribution Date shall assume the Embarq 401(k) Plan and all of Sprint’s rights and obligations under such plan and shall be responsible for taking all appropriate action to administer the Embarq 401(k) Plan so that it remains qualified under Section 401(a) of the Code.

(iii) Effective as of the Distribution Date, Embarq shall establish the Embarq Fidelity Trust which shall be a part of the Embarq 401(k) Plan on and after the Distribution Date, and Embarq shall be responsible for taking all necessary action so that such trust is exempt under Section 501(a) of the Code. Embarq (acting directly or through a member of the Embarq Group) shall be responsible for any and all Liabilities (including all Liabilities for funding) with respect to the Embarq 401(k) Plan. The Sprint Fidelity Trust shall remain a part of the Embarq 401(k) Plan until the date all of the assets held in such trust which are properly allocable to Embarq 401(k) Participants have been transferred to the Embarq Fidelity Trust.

(b) Transfer of Sprint 401(k) Plan Assets.

(i) As soon as reasonably practicable (but not later than thirty (30) days) following the Distribution Date, Sprint shall cause the trustee for the Sprint Fidelity Trust to transfer in-kind the assets underlying the account balances (including any unvested balances, outstanding loan balances and forfeitures) held in the Sprint Fidelity Trust for the Embarq 401(k) Participants (the “Embarq 401(k) Assets”) to the Embarq Fidelity Trust, and Embarq shall cause the Embarq Fidelity Trust to accept the transfer of the Embarq 401(k) Assets. Embarq effective as of the date of such transfer shall assume and fully perform, pay and discharge, all Liabilities of the Embarq 401(k) Plan. The transfer of the Embarq 401(k) Assets shall be conducted in accordance with Section 414(l) of the Code, Treasury Regulation Section 1.414(1)-1, and Section 208 of ERISA.

(ii) As soon as reasonably practicable (but not later than thirty (30) days) following the one year anniversary of the Distribution Date, Sprint shall cause the trustee for the Sprint Fidelity Trust to transfer in-kind the assets underlying account balances (including any unvested balances, any outstanding loan balances and forfeitures) held in the Sprint Fidelity Trust for the Delayed Transferred Employees to the Embarq Fidelity Trust (the “Delayed 401(k) Assets”), and Embarq shall cause the Embarq Fidelity Trust to accept the transfer of the Delayed 401(k) Assets. Embarq effective as of the date of such transfer shall assume and fully perform, pay and discharge, all Liabilities relating to the Delayed 401(k) Assets as of such transfer date. The transfer of the Delayed 401(k) Assets shall be conducted in accordance with Section 414(l) of the Code, Treasury Regulation Section 1.414(l)-1, and Section 208 of ERISA.

(iii) Sprint and Embarq agree to cooperate, and Sprint agrees to cause the trustee for the Sprint Fidelity Trust and Embarq agrees to cause the trustee for the Embarq Fidelity Trust to cooperate, to assure the transfers described in this Section 6.1(b) are effected in a manner intended to have a minimum adverse impact, if any, on participants.

(c) Continuation of Elections. The Embarq 401(k) Plan shall recognize all elections, including deferral, investment and payment form elections, beneficiary designations, and the rights of alternate payees under qualified domestic relations orders with respect to Embarq 401(k) Participants under the Sprint 401(k) Plan. Delayed Transfer Employees will be eligible to enroll in the Embarq 401(k) Plan in accordance with the terms of such plan and will be eligible to make all elections and beneficiary designations in accordance with the terms of the Embarq 401(k) Plan and the procedures which Embarq or the Embarq 401(k) Plan has established for the making of such elections and designations.

6.2 BARGAINING UNIT 401(K) PLANS.

(a) Sprint Retirement Savings Plan for Bargaining Unit Employees. Effective as of the Distribution Date, Embarq shall, or shall have caused one or more members of the Embarq Group to assume the Sprint Bargaining Unit 401(k) Plan for the benefit of the Embarq Participants who immediately prior to the Distribution Date were participants in, or entitled to present or future benefits (whether or not vested) under such plan immediately prior to the

Distribution Date, which plan as so assumed shall be referred to as the “Embarq Bargaining Unit 401(k) Plan”. Embarq shall be responsible for taking all appropriate action to assume and administer the Embarq Bargaining Unit 401(k) Plan.

(b) Transfer of Bargaining Unit 401(k) Plan Assets. As soon as reasonably practicable (but not later than thirty (30) days) following the Distribution Date, Sprint shall cause the trustee for the Sprint Fidelity Trust to transfer in-kind the assets underlying the account balances (including any unvested balances, outstanding loan balances and forfeitures) held in the Sprint Fidelity Trust for the Bargaining Unit 401(k) Plans (the “Bargaining Unit 401(k) Assets”) to the Embarq Fidelity Trust, and Embarq shall cause the Embarq Fidelity Trust to accept the transfer of the Bargaining Unit 401(k) Assets. Embarq effective as of the date of such transfer shall assume and fully perform, pay and discharge, all Liabilities of the Bargaining Unit 401(k) Plans. The transfer of the Bargaining Unit 401(k) Assets shall be conducted in accordance with Section 414(l) of the Code, Treasury Regulation Section 1.414(1)-1, and Section 208 of ERISA. Sprint and Embarq agree to cooperate, and Sprint agrees to cause the trustee for the Sprint Fidelity Trust and Embarq agrees to cause the trustee for the Embarq Fidelity Trust to cooperate, to assure the transfers described in this Section 6.2(b) are effected in a manner intended to have a minimum adverse impact, if any, on participants.

(c) Continuation of Elections. As of the Distribution Date, Embarq (acting directly or through a member of the Embarq Group) shall cause the Bargaining Unit 401(k) Plans to recognize all elections, including deferral, investment and payment form elections, beneficiary designations, and the rights of alternate payees under qualified domestic relations orders with respect to participants in the Bargaining Unit 401(k) Plans.

SECTION 7

SPRINT RETAINED LIABILITIES AND EMPLOYMENT AGREEMENTS

7.1 SPRINT EDCP. Sprint shall retain all Liabilities under the Sprint EDCP. Pursuant to the terms of the Sprint EDCP, Sprint shall treat the Distribution Date as the date the employment of each Embarq Employee who is a participant in the Sprint EDCP terminates.

7.2 OTHER SPRINT LIABILITIES. Sprint shall retain all Liabilities under the Centel Compensation Programs, and Embarq shall, or shall cause a member of the Embarq Group, to assign or otherwise transfer all of its rights and interests in the Centel Deferred Compensation Trust to Sprint so that Sprint shall have the same rights and interests as Embarq or such member of the Embarq Group had to satisfy such Liabilities from the assets of such trust. Sprint in addition shall retain all Liabilities under the Indemnification Obligations.

7.3 EMPLOYMENT AGREEMENTS. The Parties agree that Sprint shall assign to Embarq and Embarq shall assume the employment related agreements shown on Schedule E to this Agreement with the individuals shown on Schedule E to this Agreement pursuant to the Conveyance and Assumption Instruments under the Separation and Distribution Agreement.

SECTION 8

RETIREE MEDICAL COVERAGE

Effective no later than the Distribution Date, Embarq shall, or shall have caused one or more members of the Embarq Group to, adopt a retiree medical plan to provide retiree medical benefits in accordance with the terms of the Sprint Retiree Medical Plan as in effect on December 31, 2005 (i) to Embarq Employees and Embarq Participants who immediately prior to the Distribution Date were participants in the Sprint Retiree Medical Plan and (ii) to each Delayed Transfer Employee who immediately prior to his or her Transfer Date is a participant in the Sprint Retiree Medical Plan (such retiree medical plan, the “Embarq Retiree Medical Plan” and such Embarq Participants, the “Embarq Retiree Medical Plan Participants”). Embarq shall be responsible for taking all appropriate action to adopt and administer the Embarq Retiree Medical Plan. Embarq (acting directly or through a member of the Embarq Group) shall be responsible for any and all Liabilities (including Liabilities for funding) with respect to the Embarq Retiree Medical Plan. Effective as of the Distribution Date, Embarq (acting directly or through a member of the Embarq Group) hereby agrees to cause the Embarq Retiree Medical Plan to assume, and to fully perform, pay and discharge, all accrued but unpaid benefits as of the Distribution Date, including incurred but unreported claims for benefits, and any credits under the Sprint Retiree Medical Plan relating to all Embarq Retiree Medical Plan Participants as of the Distribution Date with respect to individuals described in clause (i) of this Section 8 and as of the applicable Transfer Date with respect to individuals described in clause (ii) of this Section 8.

SECTION 9

HEALTH AND WELFARE PLANS

9.1 ADOPTION OF HEALTH AND WELFARE PLANS.

(a) Adoption of the Embarq Welfare Plans. Sprint or one or more of its Subsidiaries maintain each of the health and welfare plans set forth on Schedule F to this Agreement (collectively the “Sprint Welfare Plans” and individually a “Sprint Welfare Plan”) for the benefit of eligible Sprint Participants and Embarq Participants. Effective as of the Distribution Date, Embarq shall, or shall cause a member of the Embarq Group to adopt for the benefit of eligible Embarq Participants health and welfare plans which provide benefits which are the same as the benefits provided under the corresponding Sprint Welfare Plans in which such individuals participate immediately prior to the Distribution Date as each such plan is then in effect (collectively the “Embarq Welfare Plans” and individually an “Embarq Welfare Plan”).

(b) Terms of Participation in Embarq Welfare Plans. Embarq (acting directly or through a member of the Embarq Group) shall cause each Embarq Welfare Plan to (i) waive all limitations as to preexisting conditions, exclusions, and service conditions with respect to participation and coverage requirements applicable to Embarq Participants and Delayed Transfer Employees, other than limitations that were in effect with respect to (A) Embarq Participants as of the Distribution Date and (B) each Delayed Transfer Employee as of such Delayed Transfer

Employee’s Transfer Date, in each case under the corresponding Sprint Welfare Plan, (ii) honor any deductibles, out-of-pocket maximums, and co-payments incurred by Embarq Participants and Delayed Transfer Employees under the corresponding Sprint Welfare Plan in satisfying any applicable deductibles, out-of-pocket maximums or co-payments under an Embarq Welfare Plan during the same plan year in which such deductibles, out-of-pocket maximums and co-payments were made, and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to an Embarq Participant following the Distribution Date or to a Delayed Transfer Employee following such Delayed Transfer Employee’s Transfer Date, to the extent such Embarq Participant or Delayed Transfer Employee, as applicable, had satisfied any similar limitation under the corresponding Sprint Welfare Plan.

(c) Continuation of Elections. With respect to Embarq Participants, as of the Distribution Date, Embarq (acting directly or through a member of the Embarq Group) shall cause each Embarq Welfare Plan to recognize all elections and designations (including all coverage and contribution elections and beneficiary designations) made by Embarq Participants under, or with respect to, the Embarq Welfare Plans or the corresponding Sprint Welfare Plan, as applicable, and apply such elections and designations under the Embarq Welfare Plan for the remainder of the period or periods for which such elections or designations are by their original terms applicable, to the extent an election or designation made under a particular Sprint Welfare Plan is available under the corresponding Embarq Welfare Plan. With respect to each Delayed Transfer Employee, as of such Delayed Transfer Employee’s Transfer Date, Embarq (acting directly or through a member of the Embarq Group) shall cause each Embarq Welfare Plan to recognize all elections and designations (including all coverage and contribution elections and beneficiary designations) made by such Delayed Transfer Employee under, or with respect to, the corresponding Sprint Welfare Plan and apply such elections and designations under the Embarq Welfare Plan for the remainder of the period or periods for which such elections or designations are by their original terms applicable, to the extent such election or designation is available under the corresponding Embarq Welfare Plan.

9.2 LIABILITIES FOR CLAIMS.

(a) Embarq Employees and Former Embarq Employees. Effective as of the Distribution Date, Embarq shall, or shall have caused one or more members of the Embarq Group to, assume all Liabilities under the Sprint Welfare Plans for claims incurred by Embarq Employees and Former Embarq Employees, in each case, regardless of whether such Liabilities relate to claims incurred before, on or after the Distribution Date, and Embarq agrees to pay, perform and discharge all such Liabilities.

(b) Delayed Transfer Employees. Effective as of the Transfer Date for each Delayed Transfer Employee, Embarq shall, or shall have caused one or more members of the Embarq Group to, assume all Liabilities under the Sprint Welfare Plans for claims incurred by such Delayed Transfer Employee, regardless of whether such Liabilities relate to claims incurred before, on or after, his or her Transfer Date, and Embarq agrees to pay, perform and discharge all such Liabilities.

(c) Sprint Liabilities. Sprint shall retain all Liabilities under the Sprint Welfare Plans for claims incurred by Sprint Employees and Former Sprint Employees, and Sprint (subject to Section 9.2(a) and Section 9.2(b)), shall cause the Sprint Welfare Plans to continue to process and pay all claims incurred and reported before the Distribution Date for Embarq Employees and Former Embarq Employees and all claims incurred and reported for a Delayed Transfer Employee before his or her Transfer Date in accordance with each such plan’s standard policies and practices for processing and paying claims.

(d) Cooperation. Sprint and Embarq agree to cooperate to assure the transfers of Liabilities under this Section 9.2 are effected in a manner intended to have a minimum adverse impact, if any, on Embarq Employees, Former Embarq Employees and Delayed Transfer Employees.

SECTION 10

REIMBURSEMENT ACCOUNT PLANS

10.1 PLANS. Effective as of the Distribution Date, Embarq (acting directly or through a member of the Embarq Group) shall establish a health and dependent care reimbursement account plan (the “Embarq Reimbursement Account Plans”) with features that are the same as those in the Sprint Health Care Reimbursement Account and the Sprint Dependent Day Care Reimbursement Account immediately prior to the Distribution Date (the “Sprint Reimbursement Account Plans”). Effective as of the Distribution Date, Embarq (acting directly or through a member of the Embarq Group) shall assume responsibility for administering all reimbursement claims under the Embarq Reimbursement Account Plans of Embarq Participants with respect to calendar year 2006, whether arising before, on, or after the Distribution Date. With respect to each Delayed Transfer Employee, effective as of such Delayed Transfer Employee’s Transfer Date, Embarq (acting directly or through a member of the Embarq Group) shall assume responsibility for administering all reimbursement claims under the Embarq Reimbursement Account Plans of such Delayed Transfer Employee with respect to the calendar year in which such Delayed Transfer Employee’s Transfer Date occurs, whether arising before, on, or after such Transfer Date.

10.2 CASH TRANSFERS. As soon as practicable but no more than 30 days following the Distribution Date with respect to each Embarq Participant or, no more than 30 days following the last day of the calendar year in which the applicable Transfer Date occurs with respect to each Delayed Transfer Employee, Sprint shall cause to be transferred to Embarq an amount in cash equal to (i) the sum of all contributions to the Sprint Reimbursement Account Plans made with respect to calendar year 2006 by or on behalf of all Embarq Participants for periods before the Distribution Date and on behalf of each Delayed Transfer Employee for the calendar year in which the Transfer Date for such Delayed Transfer Employee occurs, reduced by (ii) the sum of all claims incurred in calendar year 2006 and paid by the Sprint Reimbursement Account Plans with respect to all such Embarq Participants and the sum of all claims incurred in the calendar year in which the applicable Transfer Date occurs and paid by the Sprint Reimbursement Account Plans with respect to each Delayed Transfer Employee. All assets or obligations relating to all participants in the Sprint Reimbursement Account Plans with respect to periods ending on or before December 31, 2005 (or December 31, 2006 for each Delayed Transfer Employee with a Transfer Date in calendar year 2007) will be retained by Sprint.

SECTION 11

COBRA

11.1 EMBARQ PARTICIPANTS. Effective as of the Distribution Date, Embarq (acting directly or through a member of the Embarq Group) shall assume, or shall have caused the Embarq Welfare Plans to assume, responsibility for compliance with the health care continuation coverage requirements of COBRA with respect to Embarq Participants who, as of the day prior to the Distribution Date, were covered under a Sprint Welfare Plan pursuant to COBRA or who had a COBRA qualifying event (as defined in Code Section 4980B) prior to the Distribution Date.

11.2 DELAYED TRANSFER EMPLOYEES. Effective as of a Delayed Transfer Employee’s Transfer Date, Embarq (acting directly or through a member of the Embarq Group) shall assume, or shall have caused the Embarq Welfare Plans to assume, responsibility for compliance with the health care continuation coverage requirements of COBRA with respect to such Delayed Transfer Employee (and his or her qualified beneficiaries under COBRA) to the extent such Delayed Transfer Employee was, as of the day prior to such Delayed Transfer Employee’s Transfer Date, covered under a Sprint Welfare Plan pursuant to COBRA or who had a COBRA qualifying event (as defined in Code Section 4980B) prior to the Delayed Transfer Employee’s Transfer Date.

SECTION 12

SHORT TERM AND LONG TERM DISABILITY

Effective as of the Distribution Date, Embarq (acting directly or through a member of the Embarq Group) shall establish a short term disability program and a long term disability program with benefits that are the same as those under the corresponding Sprint programs immediately prior to the Distribution Date. Effective as of the Distribution Date, Embarq (acting directly or through a member of the Embarq Group) shall assume all Liabilities (a) with respect to short term disability benefits for Embarq Participants who (i) were receiving short term disability payments as of the Distribution Date or (ii) incurred an illness or injury before the Distribution Date which would entitle such Embarq Participants to receive short term disability payments beginning on or after the Distribution Date and (b) with respect to long term disability benefits for Embarq Participants who are or who become eligible for long term disability benefits. With respect to each Delayed Transfer Employee, effective as of such Delayed Transfer Employee’s Transfer Date, Embarq (acting directly or through a member of the Embarq Group) shall assume all Liabilities (a) with respect to short term disability benefits under Sprint’s short term disability program to such Delayed Transfer Employee who (i) was receiving short term disability payments as of the Delayed Transfer Employee’s Transfer Date or (ii) incurred an illness or injury before the Delayed Transfer Employee’s Transfer Date which would entitle such Delayed Transfer Employee to receive such short term disability payments beginning on or after such Delayed Employee’s Transfer Date, or (b) with respect to long term disability benefits for any Delayed Transfer Employee who is or who becomes eligible for long term disability benefits.

SECTION 13

WORKERS’ COMPENSATION

13.1 TREATMENT OF WORKERS’ COMPENSATION CLAIMS.

(a) Sprint WC Claims. Sprint will be responsible for all Liabilities (including Liabilities for associated administrative functions) for workers’ compensation claims made for compensable injuries (the “WC Claims”) occurring before the Distribution Date in states with monopolistic workers’ compensation systems, (including North Dakota, Ohio (except self-insured WC Claims in Ohio), Washington, West Virginia and Wyoming) and all other WC Claims except the WC Claims described in Section 13.1(b).

(b) Embarq WC Claims. Embarq shall be responsible for all Liabilities (including Liabilities for associated administrative functions) (i) for WC Claims made on or after the Distribution Date by Embarq Employees as well as WC Claims before the Distribution Date as described on Schedule G; and (ii) for WC Claims made on or after January 1, 2006 by a Delayed Transfer Employee who actually transfers to Embarq.

(c) When WC Claims Made. For purposes of this Section 13.1, WC Claims shall be “made” at the time of the occurrence of the event giving rise to eligibility for workers’ compensation benefits or at the time the occupational disease become manifest, as applicable.

13.2 COLLATERAL. Sprint will be responsible for providing all collateral required by insurance carriers through the four-year anniversary of the Distribution Date, in support of the WC Claims described in Section 13.1(b) that were made prior to the Distribution Date. After the four-year anniversary of the Distribution Date, Embarq will be responsible for providing all collateral required by insurance carriers in support of such WC Claims.

13.3 RETRO POLICY TRUE-UPS. Upon receipt by Sprint of a statement for adjustments to the Retro Policies for United Telecommunications, Inc. and Centel Corporation, Sprint will submit to Embarq a copy of the workers’ compensation portion of the statement. If the statement requires an additional premium for the workers’ compensation portion, Embarq will submit a payment to Sprint for that amount, and if the statement provides for a return of premium paid for the workers’ compensation portion, Sprint will submit a payment to Embarq for that amount.

13.4 NOTIFICATION OF GOVERNMENTAL AUTHORITIES. Embarq will notify applicable Governmental Authorities, if and as appropriate, of any on-the-job injuries or WC Claims for which it is responsible under this Section 13. Sprint will notify applicable Governmental Authorities, if and as appropriate, of any on-the-job injuries or WC Claims for which it is responsible under this Section 13. The Parties will cooperate in providing to each other Information needed for these notifications and related filings.

13.5 ASSIGNMENT OF CONTRIBUTION RIGHTS. Sprint will transfer and assign to Embarq all rights to seek contribution or damages from any third party (such as a third party who aggravates an injury to a worker who makes a WC Claim) with respect to any WC Claim for which Embarq is responsible pursuant to Section 13.1(b).

13.6 RESOLUTION OF DISPUTES. Sprint and Embarq will cooperate with each other in carrying out their respective obligations under this Section 13 and applicable workers’ compensation laws. Any disputes which Sprint and Embarq cannot resolve shall initially be presented in writing to the Treasurer of Sprint and the Treasurer of Embarq for resolution, before initiating the dispute resolution provisions of Article 7 of the Separation and Distribution Agreement.

SECTION 14

SEPARATION PLAN AND VOLUNTARY SEPARATION PLAN

14.1 ESTABLISHMENT OF EMBARQ SEPARATION PLANS. Effective as of the Distribution Date, Embarq shall adopt (i) the Embarq Separation Plan for those Embarq Employees who, immediately prior to the Distribution Date, were eligible to participate in the Sprint Separation Plan and which shall provide the same benefits as the Sprint Separation Plan and (ii) the Embarq Voluntary Separation Plan for all Embarq Employees who, immediately prior to the Distribution Date, were eligible to participate in the Sprint Voluntary Separation Plan and which shall provide the same benefits as the Sprint Voluntary Separation Plan (the Embarq Separation Plan and the Embarq Voluntary Separation Plan shall be referred to individually as an “Embarq Separation Plan” and collectively as the “Embarq Separation Plans”).

14.2 ASSUMPTION OF SEVERANCE LIABILITIES. Effective as of the Distribution Date, Embarq shall assume or retain, as applicable, responsibility for all Liabilities and fully perform, pay and discharge all obligations, when such obligations become due, relating to any unpaid severance benefit to which an Embarq Participant remains entitled under the Sprint Separation Plans on the Distribution Date.

14.3 SEVERANCE BENEFITS. If an Embarq Participant or Delayed Transfer Employee becomes eligible to receive a severance benefit pursuant to an Embarq Separation Plan during the period commencing on the Distribution Date and ending on the first anniversary of the Distribution Date, the applicable Embarq Separation Plan shall provide to such Embarq Participant or Delayed Transfer Employee a severance benefit that is based on the same number of weeks of pay that such Embarq Participant or Delayed Transfer Employee would have received under the corresponding Sprint Separation Plan as in effect immediately prior to the Distribution Date.

14.4 EFFECT OF THE SEPARATION ON SEVERANCE. Except as otherwise expressly provided for in this Agreement, Sprint and Embarq acknowledge and agree that the transactions contemplated by the Separation and Distribution Agreement will not cause any Embarq Participant to be entitled to benefits under any policy, plan, program or agreement of Sprint or Embarq or any member of the Sprint Group or Embarq Group that provides for the payment of severance or similar benefits in the event of a termination of employment.

SECTION 15

CASH RETENTION PLAN

Embarq hereby acknowledges and agrees that it shall have full responsibility with respect to any Liabilities to Embarq Employees, Former Embarq Employees and Delayed Transfer Employees who are transferred to the Embarq Group prior to August 12, 2006, arising out of or relating to the arrangements listed on Schedule H to this Agreement, which were not otherwise satisfied as of the Distribution Date or, for a Delayed Transfer Employee, his or her Transfer Date. Sprint agrees to retain all Liabilities related to cash retention payments for each Delayed Transfer Employee whose Transfer Date is on or after August 12, 2006.

SECTION 16

ANNUAL INCENTIVE PLANS

Sprint shall be responsible for all Liabilities and fully perform, pay and discharge all annual bonus obligations relating to any annual incentive plan for Sprint Employees for 2006 and thereafter, and Embarq shall be responsible for all Liabilities and fully perform, pay and discharge all annual bonus obligations, relating to any annual incentive plan for Embarq Employees for 2006 and thereafter. As for each Delayed Transfer Employee, (a) Sprint shall be responsible for all Liabilities and fully perform, pay and discharge all annual bonus obligations to such individual relating to any annual incentive plan for Sprint Employees for (i) any calendar year which comes before such individual’s Transfer Date and (ii) for any part of a calendar year which includes such individual’s Transfer Date if such individual is still an employee of Embarq or any member of the Embarq Group at the end of such calendar year, (b) Embarq shall be responsible for all Liabilities and fully perform, pay and discharge all annual bonus obligations to such individual relating to any annual incentive plan for Embarq Employees for the remainder of such calendar year and (c) the bonus, if any, payable by Sprint and by Embarq for any calendar year shall be a pro-rata part of the annual bonus which would have been payable if the Delayed Transfer Employee had been employed by Sprint or by Embarq for the entire calendar year, pro-rated with respect to his or her employment with Sprint based on Sprint’s then generally applicable pro-rate policy when payment is made and pro-rated with respect to his or her employment with Embarq based on Embarq’s then generally applicable pro-rate policy when payment is made. Notwithstanding the foregoing, in no event shall a Person receive a duplication of benefits under this Section 16.

SECTION 17

EQUITY INCENTIVE PLANS

17.1 EQUITY INCENTIVE AWARDS. This Section 17 sets forth obligations and agreements between the Parties with respect to the treatment of outstanding equity incentive awards under the Sprint Stock Plans as of the Distribution Time. Notwithstanding anything in this Agreement to the contrary (including, without limitation, Section 2.2), (a) Sprint shall treat employment by Embarq and each member of the Embarq Group as employment by Sprint under the Sprint Stock Plans with respect to outstanding Sprint Restricted Stock grants and Sprint RSU grants which are held by Embarq Employees and Delayed Transfer Employees (or which are held by Sprint Employees who, after the Distribution Time, with the consent of Sprint transfer to Embarq or any member of the Embarq Group) and (b) Embarq shall treat employment by Sprint and each member of the Sprint Group as employment by Embarq under the Embarq Equity Incentive Plan with respect to Embarq Restricted Stock grants and Embarq RSU grants which are held by Sprint Employees (or which are held by Embarq Employees or Delayed Transfer Employees who, after the Distribution Time or their respective Transfer Date, as applicable, with the consent of Embarq return to employment by Sprint or any member of the Sprint Group).

17.2 TREATMENT OF OUTSTANDING SPRINT OPTIONS.

(a) Sprint Employees. Each option to purchase shares of Sprint Common Stock (each, a “Sprint Option”) outstanding under the Sprint Stock Plans at the Distribution Time which is held by (i) any Person other than an Embarq Employee or (ii) any Embarq Employee who is on serial severance shall remain an option to purchase Sprint Common Stock issued under the Sprint Stock Plans (each such option, a “Remaining Sprint Option”). Each Remaining Sprint Option shall be subject to the same terms and conditions after the Distribution as the terms and conditions applicable to the corresponding Sprint Option immediately prior to the Distribution. The exercise price and number of shares subject to each Remaining Sprint Option shall be adjusted by action of the Sprint Committee under the applicable Sprint Stock Plan as follows: (i) the number of shares of Sprint Common Stock subject to each such Remaining Sprint Option shall be equal to the product of (x) the number of shares of Sprint Common Stock subject to the corresponding Sprint Option immediately prior to the Distribution Time and (y) the Sprint Share Ratio, with fractional shares rounded down to the nearest whole share and (ii) the per-share exercise price of each such Remaining Sprint Option shall be equal to the product of (x) the per-share exercise price of the corresponding Sprint Option immediately prior to the Distribution Time and (y) the Sprint Price Ratio, rounded up to the nearest whole cent.

(b) Embarq Employees. Each Sprint Option outstanding under the Sprint Stock Plans which is held by an Embarq Employee at the Distribution Time (other than an Embarq Employee who is on serial severance) shall be converted as of the Distribution Time into an option to purchase shares of Embarq Common Stock (each such option, an “Embarq Option”) pursuant to the terms of the Embarq Equity Incentive Plan subject to terms and conditions after the Distribution that are substantially similar to (to the extent practicable) the terms and conditions applicable to the corresponding Sprint Option immediately prior to the Distribution. Subject to Section 17.2(d), the exercise price and number of shares subject to such Embarq Option shall be determined as follows: (i) the number of shares of Embarq Common Stock subject to each such Embarq Option shall be equal to the product of (x) the number of shares of Sprint Common Stock subject to the corresponding Sprint Option immediately prior to the Distribution Time and (y) the Embarq Share Ratio, with fractional shares rounded down to the nearest whole share and (ii) the per-share exercise price of each such Embarq Option shall be equal to the product of (x) the per-share exercise price of the corresponding Sprint Option immediately prior to the Distribution Time and (y) the Embarq Price Ratio, rounded up to the nearest whole cent.

(c) Delayed Transfer Employees.

(i) Each Sprint Option held by a Delayed Transfer Employee at the Distribution Time shall be adjusted under Section 17.2(a) on the same basis as any other Sprint Option.

(ii) Each Remaining Sprint Option outstanding under the Sprint Stock Plans held by a Delayed Transfer Employee on such Delayed Transfer Employee’s Transfer Date shall be converted as of such Transfer Date into an option to purchase shares of Embarq Common Stock (each such option, a “Delayed Transfer Embarq Option”) pursuant to the terms of the Embarq Equity Incentive Plan subject to terms and conditions after such Delayed Transfer Employee’s Transfer Date that are substantially similar to (to the extent practicable) the terms and conditions applicable to the corresponding Remaining Sprint Option immediately prior to such Delayed Transfer Employee’s Transfer Date. Subject to Section 17.2(d), the exercise price and number of shares subject to such Delayed Transfer Embarq Option shall be determined as follows: (i) the number of shares of Embarq Common Stock subject to each such Delayed Transfer Embarq Option shall be equal to the product of (x) the number of shares of Sprint Common Stock subject to the corresponding Remaining Sprint Option immediately prior to such Delayed Transfer Employee’s Transfer Date and (y) the Delayed Share Ratio, with fractional shares rounded down to the nearest whole share and (ii) the per-share exercise price of each such Delayed Transfer Embarq Option shall be equal to the product of (x) the per-share exercise price of the corresponding Remaining Sprint Option immediately prior to such Delayed Transfer Employee’s Transfer Date and (y) the Delayed Price Ratio, rounded up to the nearest whole cent.

(d) 409A. The Parties agree that (notwithstanding the conversion formula set forth in Section 17.2(b) and Section 17.2(c)(ii)) the Embarq Committee shall have the discretion, subject to the terms of the Tax Sharing Agreement, to effect option conversions under Section 17.2(b) and Section 17.2(c)(ii) using an alternative option conversion formula which satisfies the requirements of Section 409A of the Code if the Embarq Committee determines that such alternative option conversion formula may reduce shareholder dilution or otherwise would be in Embarq’s best interest, provided that such alternative option conversion formula (i) is consistent with the terms of the applicable equity plan and (ii) does not cause the option to become subject to taxation under Section 409A of the Code.

(e) Restriction on Exercisability of Options. The Parties acknowledge and agree that blackout periods may be implemented with respect to the Remaining Sprint Options, the Embarq Options and the Delayed Transfer Embarq Options for administrative reasons in accordance with the terms of the Sprint Stock Plans or the Embarq Equity Incentive Plan, as applicable.

17.3 TREATMENT OF OUTSTANDING SPRINT RESTRICTED STOCK.

Each Person who holds shares of Sprint Restricted Stock outstanding under a Sprint Stock Plan as of the Distribution Time shall continue to hold such shares of Sprint Restricted Stock and, in addition, shall receive a dividend of Embarq Common Stock and, except as provided in the next sentence, such Person shall be treated in the same manner at the Distribution Time as any other holder of outstanding shares of Sprint Common Stock. Except as otherwise expressly provided in any written agreement entered into prior to January 1, 2006 between Sprint and any Person who holds Sprint Restricted Stock, the Embarq Restricted Stock shall (to the extent practicable) be subject to the same terms, conditions and restrictions as the related Sprint Restricted Stock. If a share of Embarq Restricted Stock is forfeited, such share of stock shall revert to Embarq. If a share of Sprint Restricted Stock is forfeited, such share of stock shall revert to Sprint.

17.4 TREATMENT OF OUTSTANDING RESTRICTED STOCK UNITS.

(a) General Rule. Except as provided for under Section 17.4(b) or Section 17.4(c), each Person who holds a Sprint RSU (other than an Outstanding Founders’ Grant) which is outstanding under a Sprint Stock Plan as of the Distribution Time shall continue to hold such Sprint RSU and, in addition, shall (in lieu of any award related to Embarq Common Stock made pursuant to the terms of his or her Sprint RSU award) receive (i) a restricted stock unit award under the Embarq Equity Incentive Plan (each, an “Embarq RSU”) which reflects the number of shares of Embarq Common Stock that such Person would have received at the Distribution if such Person’s Sprint RSU had been Sprint Restricted Stock, rounded down to the nearest whole share, and (ii) cash from Embarq in lieu of a fractional Embarq RSU. Each such Embarq RSU grant shall (to the extent practicable) be made subject to the same terms, conditions and restrictions after the Distribution Time as the terms, conditions and restrictions applicable to the corresponding Sprint RSU immediately prior to the Distribution Time.

(b) Legacy Nextel Employee. As of the Distribution Time, the number of Deferred Shares that are held by a Person who was employed by Nextel Communications, Inc. or one of its Subsidiaries on or before August 12, 2005 (a “Legacy Nextel Employee”) shall be adjusted in accordance with the terms of the Nextel Equity Plan such that the number of Deferred Shares held by such Legacy Nextel Employee as of the Distribution Time equals the product of (x) the number of Deferred Shares held by him or her immediately prior to the Distribution Time, multiplied by (y) the Sprint Share Ratio, rounded down to the nearest whole unit, plus cash from Sprint in lieu of a fractional Deferred Share.

(c) Specified Embarq Executive. The Sprint RSUs (other than Outstanding Founders’ Grants) that, as of the Distribution Time, are held by any Embarq Employee who is, or as of the Distribution Time will become, a senior executive officer or director of Embarq, and whose award agreement for such Sprint RSUs specifically contemplates the conversion of such Sprint RSUs into Embarq RSUs as of the Distribution Time (each such person, a “Specified Embarq Executive”) shall be converted into that number of Embarq RSUs equal to the product of (x) the number of Sprint RSUs held by him or her immediately prior to the Distribution Time, multiplied by (y) the Embarq Share Ratio, rounded down to the nearest whole unit, plus cash from Embarq in lieu of a fractional Embarq RSU.

17.5 LIABILITIES FOR SETTLEMENT OF AWARDS.

(a) Settlement of Outstanding Sprint Restricted Stock. Sprint shall be responsible for all Liabilities associated with Sprint Restricted Stock (regardless of the holder of such awards) including any share delivery, registration or other obligations related to the settlement of the Sprint Restricted Stock award.

(b) Settlement of Outstanding Embarq Restricted Stock. Embarq shall be responsible for all Liabilities associated with Embarq Restricted Stock (regardless of the holder of such awards) including any share delivery, registration or other obligations related to the settlement of the Embarq Restricted Stock award.

(c) Settlement of Outstanding Sprint RSUs. Sprint shall (subject to Section 18) be responsible for all Liabilities associated with Sprint RSUs (regardless of the holder of such awards) including any share delivery, registration or other obligations related to the settlement of Sprint RSUs.

(d) Settlement of Outstanding Embarq RSUs. Embarq shall be responsible for all Liabilities associated with Embarq RSUs (regardless of the holder of such awards) including any share delivery, registration or other obligations related to the settlement of the Embarq RSUs.

(e) Settlement of Sprint Options. Sprint shall be responsible for all Liabilities associated with Sprint Options (regardless of the holder of such awards) including any option exercise, share delivery, registration or other obligations related to the exercise of the Sprint Options.

(f) Settlement of Embarq Options. Embarq shall be responsible for all Liabilities associated with Embarq Options (regardless of the holder of such awards) including any option exercise, share delivery, registration or other obligations related to the exercise of the Embarq Options.

(g) Tax Responsibilities. The Parties do not intend that this Section 17.5 have any effect on the allocation of tax benefits and tax withholding and reporting responsibilities as set forth in Schedule I to this Agreement.

17.6 DETRIMENTAL CONDUCT PROVISIONS. The Parties hereby acknowledge that any Detrimental Conduct Provisions applicable to any Sprint Employee, Embarq Employee, Former Embarq Employee, Former Sprint Employee or Delayed Transfer Employee with respect to Sprint Options, Sprint Restricted Stock, Sprint RSUs, Embarq Restricted Stock and Embarq RSUs shall continue in full force and effect following the Distribution. In addition, each Party agrees to use commercially reasonable efforts to provide the other Party with any Information reasonably requested by the other Party in connection with the enforcement of such Detrimental Conduct Provisions; provided, however (i) with respect to any Embarq Employee holding Sprint

Options which were adjusted pursuant to Section 17.2(a) of this Agreement and any Embarq Employee or Delayed Transfer Employee holding Sprint RSUs or Sprint Restricted Stock, and (ii) with respect to any Sprint Employee or Former Sprint Employee holding Embarq RSUs or Embarq Restricted Stock, each Party hereby waives any violation of the Detrimental Conduct Provisions that may affect such aforementioned equity awards held by such respective persons that would otherwise be caused by (A) any theory that an Embarq Employee or Delayed Transfer Employee is in competition with Sprint or a member of the Sprint Group solely because he or she becomes associated with, employed by, renders services to, or owns any interest in Embarq or a member of the Embarq Group and (B) any theory that a Sprint Employee is in competition with Embarq or a member of the Embarq Group solely because he or she becomes associated with, employed by, renders services to, or owns any interest in Sprint or a member of the Sprint Group. The Parties acknowledge that Former Sprint Employees and Former Embarq Employees are not in competition with Embarq or Sprint, respectively, solely by reason of their status as a Former Sprint Employee or Former Embarq Employee.

17.7 SEC REGISTRATION. The Parties mutually agree to use commercially reasonable efforts to maintain effective registration statements with the SEC with respect to the long-term incentive awards described in this Section 17, to the extent any such registration statement is required by applicable Law. Sprint shall be responsible for taking all appropriate action to continue to maintain and administer the Sprint Stock Plans and the awards granted thereunder so that they comply with applicable Law, including, without limitation, continued compliance with, and qualification under, Section 16 of the Securities Exchange Act of 1934, as amended and the registration requirements under the Securities Act of 1933. Embarq shall be responsible for taking all appropriate action (a) to adopt and administer the Embarq Equity Incentive Plan and the awards granted thereunder (including by way of conversion pursuant to Section 17.2(b) or 17.2(c)(ii) of this Agreement) so that it and they comply with applicable Law, including, without limitation, compliance with, and qualification under, Section 16 of the Securities Exchange Act of 1934, as amended, and (b) to register the shares for issuance under the Embarq Equity Incentive Plan or any other equity-based plan of Embarq (including shares acquired by conversion pursuant to Section 17.2(b) or 17.2(c)(ii) of this Agreement), including the filing of a registration statement on an appropriate form with the U.S. Securities and Exchange Commission.

17.8 EMBARQ EMPLOYEES. Subject to the terms of the Tax Sharing Agreement, the Embarq Committee shall have full discretion to grant options to purchase Embarq Common Stock, award restricted stock or restricted stock units of Embarq or grant other forms of compensation that are derived from the value of the equity of Embarq, provided that the exercise of such discretion does not cause a materially adverse tax or accounting effect on Sprint or any member of the Sprint Group.

SECTION 18

OUTSTANDING FOUNDERS’ GRANTS

Sprint shall retain responsibility for all Liabilities and fully perform, pay and discharge all obligations in cash, when such obligations become due, relating to and under the terms of the

Outstanding Founders’ Grants held, as of the Distribution Date by members of Embarq’s Board of Directors and Embarq Participants, and held, as of their respective Transfer Date, by each Delayed Transfer Employee, and Embarq shall reimburse Sprint for such payments made to members of Embarq’s Board of Directors, Embarq Participants and Delayed Transfer Employees.

SECTION 19

CAROLINA VEBA AND TEXAS TRUST

19.1 CAROLINA VEBA. Carolina Telephone and Telegraph Company, a subsidiary of Embarq, sponsors the Carolina Telephone and Telegraph Company Voluntary Employee Beneficiary Association (the “VEBA”), the assets of which are held in a trust which is a part of the VEBA (the “VEBA Trust”). The sponsorship of the VEBA and the VEBA Trust will remain with Carolina Telephone and Telegraph Company following the Distribution Date. All Liabilities associated with any Sprint Employee participating in the VEBA shall be assumed by Sprint. No portion of the VEBA Trust shall be transferred to Sprint.

19.2 TEXAS TRUST. United Telephone Company of Texas, a subsidiary of Embarq, sponsors the Sprint Corporation Post-Retirement Trust, a trust which is a welfare benefit fund described in Section 419 of the Code. The sponsorship of this trust will remain with United Telephone Company of Texas following the Distribution Date. No portion of the assets of this trust will be transferred to Sprint.

SECTION 20

PAID TIME OFF AND PAYROLL

20.1 PAID TIME OFF. Effective as of the Distribution Date for Embarq Employees and effective as of the Transfer Date for each Delayed Transfer Employee, Embarq shall, or shall have caused one or more members of the Embarq Group, to assume all Liabilities for vacation time, sick time and other time-off benefits with respect to such individuals, in each case, regardless of whether such Liabilities relate to claims incurred before, on or after the Distribution Date or, where applicable, a Transfer Date, and Embarq agrees to pay, perform and discharge all such Liabilities. Effective as of the Distribution Date, Embarq shall credit each Embarq Employee with the amount of accrued but unused vacation time, sick time and other time-off benefits pursuant to this Section 20 as of the Distribution Date, and with respect to each Delayed Transfer Employee, his or her accruals as of his or her Transfer Date. Notwithstanding the forgoing, Embarq shall not be required to credit any Embarq Employee or Delayed Transfer Employee with any accrual to the extent that a benefit attributable to such accrual is provided by the Sprint Group.

20.2 PAYROLL. If there are any Liabilities for accrued salary or wages on Sprint’s payroll books and records for an Embarq Employee on the Distribution Date, Embarq shall assume and discharge such Liabilities with respect to such Embarq Employee as of the Distribution Date. If there are any Liabilities for accrued salary or wages on Sprint’s payroll books and records for a Delayed Transfer Employee on his or her Transfer Date, Sprint shall retain and discharge such Liabilities as of his or her Transfer Date.

SECTION 21

TAX AND ADMINISTRATIVE MATTERS

Schedule I sets forth the agreement of the Parties with respect to the treatment for certain tax and administrative purposes of the matters which are subject to this Agreement.

SECTION 22

INDEMNIFICATION

Article 6 of the Separation and Distribution Agreement shall apply to this Agreement as if such Article 6 were set forth in this Agreement.

SECTION 23

GENERAL AND ADMINISTRATIVE

23.1 SHARING OF INFORMATION. Sprint and Embarq (acting directly or through members of the Sprint Group or Embarq Group, respectively) shall provide to the other and their respective agents and vendors all Information in accordance with Article 5 of the Separation and Distribution Agreement. The Parties also hereby agree to enter into any business associate agreements that may be required for the sharing of any Information pursuant to this Agreement to comply with the requirements of HIPAA.

23.2 TRANSFER OF PERSONNEL RECORDS AND AUTHORIZATIONS. Subject to applicable Law, on the Distribution Date, Sprint shall transfer and assign to Embarq all personnel records (“Personnel Records”), all immigration documents, including I-9 forms and work authorizations (“Immigration Records”), all payroll deduction authorizations and elections, whether voluntary or mandated by law, including but not limited to W-4 forms and deductions for benefits such as insurance, FlexCare and retirement savings, charitable giving, and purchases at the fitness center, restaurants or other merchants on Sprint’s Overland Park campus (“Payroll Forms”), and all short term disability records, Family and Medical Leave Act records, insurance beneficiary designations, FlexCare enrollment confirmations, attendance, and return to work information (“Benefit Management Records”) relating to Embarq Participants. Sprint shall transfer and assign to Embarq all Personnel Records, Immigration Records, Payroll Forms and Benefit Management Records relating to Delayed Transfer Employees on the Transfer Date for the Delayed Transfer Employee. Sprint, however, may retain originals of, copies of, or access to Personnel Records, Immigration Records, Payroll Forms and Benefit Management Records as long as necessary to provide services to Embarq or on its behalf pursuant to a Transition Services

Agreement. Immigration Records will, if and as appropriate, become a part of Embarq’s public access file. Embarq will use Personnel Records, Payroll Forms and Benefit Management Records for all lawful purposes, including calculation of withholdings from wages and personnel management.

23.3 REASONABLE EFFORTS/COOPERATION. Each of the Parties will use its commercially reasonable efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement. The provisions of Section 5.07 of the Separation and Distribution Agreement shall apply to any Action or Third Party claim to which an employee, director, member or Benefit Plan of the Sprint Group or Embarq Group is involved to the extent that such Action or Third Party Claim relates to this Agreement or any such Benefit Plan.

23.4 EMPLOYER RIGHTS. Nothing in this Agreement shall prohibit Embarq or any member of the Embarq Group from amending, modifying or terminating any Embarq Benefit Plan, at any time within its sole discretion provided that any such amendment, modification or termination shall not relieve Embarq from any obligation herein and shall comply with the requirements of the Tax Sharing Agreement. Nothing in this Agreement shall prohibit Sprint or any member of the Sprint Group from amending, modifying or terminating any Sprint Benefit Plan, at any time within its sole discretion provided that any such amendment, modification or termination shall not relieve Sprint from any obligation herein and shall comply with the requirements of the Tax Sharing Agreement.

23.5 NO THIRD-PARTY BENEFICIARIES. This Agreement is solely for the benefit of the Parties and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or Persons any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, including any Embarq Participant and any Sprint Participant. Furthermore, nothing in this Agreement is intended (i) to confer upon any employee or former employee of Sprint, Embarq or any member of the Sprint Group or Embarq Group any right to continued employment, or any recall or similar rights to an individual on layoff or any type of approved leave, or (ii) to be construed to relieve any insurance company of any responsibility for any employee benefit under any Benefit Plan or any other Liability.

23.6 CONSENT OF THIRD PARTIES. If any provision of this Agreement is dependent on the consent of any third party and such consent is withheld, the Parties shall use their reasonable best efforts to implement the applicable provisions of this Agreement to the fullest extent practicable. If any provision of this Agreement cannot be implemented due to the failure of such third party to consent, the Parties shall negotiate in good faith to implement the provision in a mutually satisfactory manner; provided, however, Embarq shall not have any obligation under this Agreement to Sprint to obtain a novation with respect to obligations which Sprint or any member of the Sprint Group might have with respect to any Embarq Participant.

23.7 BENEFICIARY DESIGNATION/RELEASE OF INFORMATION/RIGHT TO REIMBURSEMENT. To the extent permitted by applicable Law and except as otherwise provided for in this Agreement, all beneficiary designations, authorizations for the release of Information and rights to reimbursement made by or relating to Embarq Participants under Sprint Benefit Plans shall be transferred and assigned to and be in full force and effect under the corresponding Embarq Benefit Plans until such beneficiary designations, authorizations or rights are replaced or revoked by, or no longer apply to, the relevant Embarq Participant.

23.8 NOT A CHANGE IN CONTROL. The Parties acknowledge and agree that the transactions contemplated by the Separation and Distribution Agreement and this Agreement do not constitute a “change in control” for purposes of any Sprint Benefit Plan or Embarq Benefit Plan.

23.9 NO NOVATION. The Parties do not intend that any provision of this Agreement or the fact of any individual’s participation in the negotiation of this Agreement or any individual’s employment by Embarq or any member of the Embarq Group constitute an implied novation with respect to any obligations which Sprint or any member of the Sprint Group might have with respect to such individual.

SECTION 24

MISCELLANEOUS

24.1 EFFECT IF DISTRIBUTION DOES NOT OCCUR. Notwithstanding anything in this Agreement to the contrary, if the Separation and Distribution Agreement is terminated prior to the Distribution Date, then all actions and events that are, under this Agreement, to be taken or occur effective immediately prior to, as of or following the Distribution Date, or otherwise in connection with the Separation, shall not be taken or occur except to the extent specifically agreed to in writing by Sprint and Embarq and neither Party shall have any Liabilities to the other Party under this Agreement.

24.2 RELATIONSHIP OF PARTIES. Nothing in this Agreement shall be deemed or construed by the Parties or any third party as creating the relationship of principal and agent, partnership, joint venture or other fiduciary relationship between the Parties, it being understood and agreed that no provision contained herein, and no act of the Parties, shall be deemed to create any relationship between the Parties other than the relationship set forth in this Agreement.

24.3 INDIRECT ACTION. Each of Sprint and Embarq shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed indirectly by such Party or by the Sprint Group or the Embarq Group, respectively.

24.4 NOTICES. All notices, requests, claims, demands and other communications under this Agreement shall be provided in accordance with the Notice provision of the Separation and Distribution Agreement.

24.5 ENTIRE AGREEMENT. This Agreement, the Separation and Distribution Agreement, and each other Ancillary Agreement, including any related annexes, schedules and exhibits, as well as any other agreements and documents referred to in this Agreement and in any such Ancillary Agreement, shall together constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and shall supersede all prior negotiations, agreements and understandings of the Parties of any nature, whether oral or written, with respect to such subject matter.

24.6 AMENDMENTS AND WAIVERS. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by an authorized officer of each Party. Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by an authorized officer of the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

24.7 GOVERNING LAW. This Agreement and any dispute arising out of, in connection with or relating to this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof.

24.8 HEADINGS. The section and other headings contained in this Agreement are inserted for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

24.9 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement.

24.10 ASSIGNMENT. This Agreement may not be assigned by either Party except as provided in the Separation and Distribution Agreement with respect to an assignment under such Separation and Distribution Agreement.

24.11 SEVERABILITY. The invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of this Agreement or of any other term or provision of this Agreement, which shall remain in full force and effect; provided, however, if any term or provision of this Agreement is determined to be invalid or unenforceable, the Parties shall negotiate in good faith to amend such term or provision so that it will be valid and enforceable. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, each Party hereby agrees that such restriction may be enforced to the maximum extent permitted by Law, and each Party hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

Sprint Nextel Corporation

By:	/s/ SANDRA J. PRICE
Name:	Sandra J. Price
Title:	Senior Vice President, Human Resources

Embarq Corporation

By:	/s/ E.J. HOLLAND, JR.
Name:	E.J. Holland, Jr.
Title:	Senior Vice President - Human Resources